SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒                            Filed by a Party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material under § 240.14a-12.

Medco Health Solutions, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies.

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

David B. Snow, Jr. Chairman & CEO	Medco Health Solutions, Inc. 100 Parsons Pond Drive Franklin Lakes, NJ 07417

April 7, 2009

Dear Fellow Shareholders:

On behalf of the Board of Directors of Medco Health Solutions, Inc., I cordially invite you to attend our 2009 Annual Meeting of Shareholders, which will be held on Thursday, May 21, 2009 at 9:00 a.m. Eastern Daylight Time at the Hilton Woodcliff Lake, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677.

The purposes of this meeting are to (i) elect the three Class III directors nominated to the Board of Directors and named in the attached Proxy Statement; (ii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2009 fiscal year; (iii) approve the Executive Annual Incentive Plan; and (iv) act upon such other matters as may properly come before the Annual Meeting. The Notice of 2009 Annual Meeting of Shareholders and Proxy Statement contain more information about these proposals.

I encourage each of you to vote your shares through one of the three convenient methods described in the enclosed Proxy Statement, and if your schedule permits, to attend the meeting. Your vote is important, so please act at your first opportunity.

We have elected to furnish proxy materials and our Annual Report to many of our shareholders over the Internet pursuant to Securities and Exchange Commission rules. The Internet availability of our proxy materials affords us an opportunity to reduce costs and to reduce the environmental impact of our Annual Meeting, while providing shareholders the information they need. On or about April 7, 2009, we mailed to many of our U.S. and Canadian shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and how to vote online along with instructions on how to receive a printed copy of the Proxy Statement and Annual Report. All other shareholders received a copy of the Annual Meeting materials by mail or, if specifically requested, through electronic delivery.

If you received your Annual Meeting materials by mail, the Annual Report, Notice of 2009 Annual Meeting of Shareholders, Proxy Statement and Proxy Card are enclosed. Whether or not you plan to attend the Annual Meeting in person, please mark, sign, date and return your Proxy Card in the enclosed postage-paid envelope, or vote via telephone or the Internet, as soon as possible. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting. If you received your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the Proxy Statement and Annual Report on the Internet, which are also available at www.medcohealth.com/investor.

Thank you for your confidence and continued interest in Medco.

Sincerely,

David B. Snow, Jr.

Chairman of the Board and

Chief Executive Officer

Medco Health Solutions, Inc.

100 Parsons Pond Drive

Franklin Lakes, New Jersey 07417

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Medco Health Solutions, Inc., a Delaware corporation (the “Company”), will be held at the Hilton Woodcliff Lake, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677, on May 21, 2009 at 9:00 a.m. Eastern Daylight Time, for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

(1) To elect the three Class III directors nominated to the Board of Directors and named in the attached Proxy Statement, to serve until the 2010 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and qualified;

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2009 fiscal year;

(3) To approve the Executive Annual Incentive Plan; and

(4) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 26, 2009 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. All shareholders are cordially invited to attend the Annual Meeting in person. A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder, for any purpose germane to the meeting, at the location of the Annual Meeting on May 21, 2009 and during ordinary business hours for ten days prior to the meeting at our headquarters located at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, if you received your Annual Meeting materials by mail, please mark, sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. You also have the option of voting your shares on the Internet or by telephone. Please visit the website shown on your Notice of Internet Availability of Proxy Materials for the 2009 Annual Meeting (your “Notice”) or Proxy Card to vote via the Internet. You may also use the toll-free telephone number shown at the website address listed on the Notice or on your Proxy Card. Should you receive more than one Proxy Card because your shares are registered in different names and addresses, each Proxy Card should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy in the manner described in the Proxy Statement at any time prior to it being voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will automatically be revoked, and only your vote at the Annual Meeting will be counted.

The accompanying Proxy Statement and Proxy Card are being distributed or made available via the Internet beginning on or about April 7, 2009 to shareholders entitled to vote.

By Order of the Board of Directors,

Thomas M. Moriarty

General Counsel, Secretary and

Senior Vice President,

Pharmaceutical Strategies and Solutions

Franklin Lakes, New Jersey

April 7, 2009

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished to the shareholders of record of Medco Health Solutions, Inc., a Delaware corporation (the “Company” or “Medco”), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, for use at the Annual Meeting of Shareholders to be held on May 21, 2009 (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Eastern Daylight Time at the Hilton Woodcliff Lake, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677. These proxy solicitation materials are first distributed or made available via the Internet to shareholders on or about April 7, 2009.

Admission to the Annual Meeting

Only record or beneficial owners of the Company’s common stock (“Common Stock”) may attend the Annual Meeting in person. You will need an admission ticket or proof of ownership to enter the Annual Meeting. An admission ticket is attached to your Proxy Card if you hold shares directly in your name as a shareholder of record. If you received a Notice of Internet Availability of Proxy Materials (a “Notice”), your Notice is your admission ticket. If you plan to attend the Annual Meeting, please vote your proxy, but keep the admission ticket and bring it with you to the Annual Meeting.

If your shares are held beneficially in the name of a broker, bank or other holder of record, you must present proof of your ownership of Common Stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. Please note that if you plan to attend the Annual Meeting in person and would like to vote there, you will need to bring a legal proxy from your broker, bank or other holder of record as explained below. If your shares are held beneficially and you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Common Stock, to:

Investor Relations Department

Medco Health Solutions, Inc.

100 Parsons Pond Drive, Mail Stop F3-3

Franklin Lakes, New Jersey 07417

Shareholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the Annual Meeting. No cameras, recording equipment, large bags or packages will be permitted in the Annual Meeting.

Electronic Access to the Annual Meeting

You may listen to the Annual Meeting via the Internet through the Investor Relations link on the Company’s website at www.medcohealth.com/investor. Please go to the Company’s website early to register and download any necessary audio software. If you miss the Annual Meeting, you can view an audio replay of the webcast at www.medcohealth.com/investor until on or about May 21, 2010. You do not need to attend the Annual Meeting to vote if you submit your proxy in advance of the Annual Meeting.

Voting

Shareholders may vote using any of the following methods:

By telephone or on the Internet

You can vote by calling the toll-free telephone number on your Proxy Card or Notice. Please have your Proxy Card or Notice handy when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on May 20, 2009. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your Proxy Card.

By mail

If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors.

In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Tabulation of Votes

The specific proposals to be considered and acted upon at the Annual Meeting are listed in the accompanying Notice of 2009 Annual Meeting of Shareholders and are described in more detail in this Proxy Statement. As of March 26, 2009, the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, 489,699,953 shares of Common Stock, par value $0.01, were issued and outstanding. No shares of the Company’s preferred stock, par value $0.01 (the “Preferred Stock”), were outstanding. Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder on March 26, 2009.

The presence in person or by proxy of the holders of one-third of the outstanding shares of stock entitled to vote on a matter at the Annual Meeting is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. The inspectors of election appointed for the meeting will separately tabulate all affirmative and negative votes, abstentions and “broker non-votes.” Abstentions and “broker non-votes” are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. A New York Stock Exchange member broker, bank or other holder of record who holds shares in street name for a customer has the authority to vote on certain items if the broker does not receive instructions from the customer. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your broker, bank or other holder of record is permitted to vote your shares on the election of directors, the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm and the proposed Executive Annual Incentive Plan, even if the record holder does not receive voting instructions from you within 10 days of the Annual Meeting. Because broker-dealers, banks and other financial institutions serving as custodians of customer shares have the power to vote uninstructed customer shares on all matters being presented to a vote at the Annual Meeting, there will be no broker non-votes. If you hold shares through a broker, bank or other financial institution, follow the voting instructions you receive from that institution.

Voting Requirements

Following are the votes required to approve each matter to be considered by shareholders at the Annual Meeting:

Election of Directors. In January 2008, the Board of Directors approved an amendment to the Company’s Amended and Restated Bylaws, which changed the vote standard for the election of directors in uncontested elections from a plurality standard to a majority of votes cast standard. As a result, each director must be elected by a majority of the votes cast by the shareholders represented in person or by proxy at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that Director (with abstentions and broker non-votes not counted as a vote cast with respect to that Director). The Company’s Corporate Governance Guidelines require any incumbent director who is not elected to the Board of Directors in an uncontested election to promptly tender his or her resignation for the Board to consider.

All Other Matters. The affirmative vote of the majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required for the proposal ratifying the selection of our independent registered public accounting firm and the proposal to approve the Executive Annual Incentive Plan. In each of these matters, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes will have no impact on these proposals since shares that have not been voted by brokers are not considered “shares present” for voting purposes.

There are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote in accordance with their best judgment on such matters.

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their Proxy Cards. All comments received are then forwarded to the Company’s management.

Representatives of IVS Associates, Inc. will tabulate the votes and act as inspectors of election.

Proxies

If the enclosed Proxy Card is properly signed and returned, then the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. Unless contrary instructions are indicated, all shares represented by valid proxies at the Annual Meeting will be voted as follows:

(i)	FOR the election of the three nominees nominated to the Board of Directors and named in this Proxy Statement;

(ii)	FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm for the 2009 fiscal year;

(iii)	FOR the approval of the Executive Annual Incentive Plan; and

(iv)	Otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

As a holder of record of our Common Stock, you may revoke or change your proxy at any time before the Annual Meeting by filing a notice of revocation or another signed Proxy Card dated with a later date with the Secretary of the Company, at the Company’s principal executive offices at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. You may also revoke your proxy by attending the Annual Meeting and voting in person. If you are a beneficial holder of our Common Stock, you should follow the voting directions you will receive—along with Medco’s proxy solicitation materials—from your broker, bank or other custodian. As previously noted, you will need a legal proxy from your broker, bank or other custodian if you prefer to cast your vote in person at the Annual Meeting.

Participants in the Medco Health Solutions, Inc. 401(k) Savings Plan will receive separate voting instruction cards covering their shares held in the plan. The plan trustee will not vote shares for which no voting instructions are received from plan participants. Shares purchased through a Medco Health Solutions, Inc. employee stock purchase plan, including the employee stock purchase program previously maintained for employees of Accredo Health, Incorporated (“Accredo”) under the Accredo Health, Incorporated 2002 Long-Term Incentive Plan (the “Accredo Plan”), are held in brokerage accounts and are treated the same as other beneficially owned shares.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy Card, the Notice and any additional solicitation materials furnished to the shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation in person, by telephone or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. The Company has engaged Georgeson Inc. to monitor the voting results for a fee not to exceed $2,500 plus expenses.

Householding

The Company has adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, beneficial shareholders who have the same address and last name and who do not participate in electronic delivery or Internet access of proxy materials will receive only one copy of the Company’s Annual Report and Proxy Statement unless one or more of these shareholders notifies the

Company that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources. Each shareholder who participates in householding will continue to receive a separate Proxy Card or Notice. Your consent to householding is perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials.

Electronic Delivery of Future Shareholder Communications

If you receive your Annual Meeting materials by mail, we strongly encourage you to conserve natural resources and reduce the Company’s printing and processing costs by signing up to receive your shareholder communications via e-mail or over the Internet. If you consent, you will receive a notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a shareholder of record, you may sign up for the service by logging onto the Internet at www.proxyvote.com. Please have your Proxy Card handy when you go online. If you hold your shares through a broker, bank or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you have questions about electronic delivery, please call our Investor Relations department at (201) 269-4279.

Requirements for 2010 Shareholder Proposals or Nominations

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in our 2010 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our Common Stock in accordance with Rule 14a-8(b)(2), to Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-16, Franklin Lakes, New Jersey 07417, Attention: Corporate Secretary. Failure to deliver a proposal by these means may result in it not being deemed timely received. We must receive all submissions no later than December 8, 2009.

Alternatively, if a shareholder does not want to submit a proposal for the 2010 annual meeting for inclusion in our proxy statement under Rule 14a-8, certain procedures are provided that a shareholder must follow under our Amended and Restated Bylaws to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices listed above. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2010 Annual Meeting not earlier than the close of business at 5:00 p.m. (Eastern Standard Time) on January 21, 2010 and not later than February 20, 2010. In the event that the date of the 2010 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the 2009 Annual Meeting, the notice must be delivered to the Corporate Secretary not earlier than the 120th day prior to the 2010 Annual Meeting and not later than the later of (i) the 90th day prior to the 2010 Annual Meeting or (ii) the tenth calendar day following the day on which public announcement of the date of such meeting is first made by the Company. For any other meeting, the nomination or item of business must be received by the tenth calendar day following the date of public announcement of the date of such meeting.

The shareholder’s submission must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of the shares, and must include information specified in our Amended and Restated Bylaws concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our Common Stock. We will not entertain any proposals or nominations at the 2010 annual meeting that do not meet these requirements. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination. The Company’s Amended and Restated Bylaws are available on the Company’s website at www.medcohealth.com/investor or you can call our Investor Relations department at (201) 269-4279.

We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary in advance of the above deadlines to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws and the Company’s Amended and Restated Bylaws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. The chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal 1. Election of Directors

General

The Company’s Third Amended and Restated Certificate of Incorporation currently provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, each class consisting, as nearly as possible, of one-third of the total number of directors. In 2007, the Board of Directors voted in favor of de-classifying the Company’s Board of Directors over a three-year period, and the Company’s shareholders ratified this action, which will result in annual elections of the Company’s directors beginning at the 2010 Annual Meeting of Shareholders. The terms of all directors, including those directors elected at the Annual Meeting, will automatically expire upon the election of directors at the 2010 Annual Meeting of Shareholders. A director’s term continues until the election and qualification of such director’s successor, or the earlier death, resignation or removal of such director.

The Board of Directors currently consists of nine persons, as follows:

Class I (current term ends upon the 2010 Annual Meeting of Shareholders)	Class II (current term ends upon 2010 Annual Meeting of Shareholders)	Class III (current term ends upon 2009 Annual Meeting of Shareholders)
Howard W. Barker, Jr., CPA	John L. Cassis	Charles M. Lillis, Ph.D.
Myrtle S. Potter	Michael Goldstein, CPA	William L. Roper, MD, MPH
David B. Snow, Jr.	Blenda J. Wilson, Ph.D.	David D. Stevens

The term of office for the three Class III directors listed above, Charles M. Lillis, William L. Roper and David D. Stevens, expires at the Annual Meeting. The Board of Directors has selected Mr. Lillis, Dr. Roper and Mr. Stevens as the nominees for the Class III directors to be elected at the Annual Meeting. Nancy-Ann DeParle, who was a Class III director during the 2008 fiscal year, resigned from the Board of Directors on March 3, 2009. The Class III directors elected will each serve for a term of one year, based on the de-classification of the Board of Directors described above, expiring at the 2010 Annual Meeting of Shareholders upon the due election and qualification of each of their successors or the earlier death, resignation or removal of such director.

The three nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, then the persons named as proxies may vote for a substitute nominee chosen by the present Board of Directors to fill the vacancy. Alternatively, the Board of Directors may reduce the size of the Board of Directors. Unless otherwise instructed, the proxy holders will vote the shares represented by proxies received by them FOR each of the nominees named above.

Nominee Directors for Term Ending Upon the 2010 Annual Meeting of Shareholders (Class III)

Charles M. Lillis, Ph.D., 67, is a co-founder and principal of LoneTree Capital Management LLC, a private equity investing group formed in 2000. He is also co-founder and Managing Partner of Castle Pines Capital LLC, which was formed in 2004 and provides channel financing solutions to resellers in the technology industry. Mr. Lillis served as Chairman of the Board of Directors and Chief Executive Officer of MediaOne Group, Inc. from its inception in 1995 through its acquisition by AT&T Corp., which was completed in 2000. Mr. Lillis is also a director of The Williams Companies, Inc., SUPERVALU Inc. and Washington Mutual, Inc. Mr. Lillis has served as a director of the Company since January 2005.

William L. Roper, MD, MPH, 60, has served as Dean of the School of Medicine and Vice Chancellor for Medical Affairs of the University of North Carolina (“UNC”) at Chapel Hill, and as Chief Executive Officer of the UNC Health Care System, all since 2004. In addition, he has served as a Professor of Pediatrics and Social Medicine in the School of Medicine and Professor of Health Policy and Administration in the UNC School of Public Health since 1997. Dr. Roper is a member of the American Academy of Pediatrics and the American Medical Association. He is also currently a director of Davita, Inc., a member of the Board of Trustees of the Robert Wood Johnson Foundation and Chairman of the Board of Directors of the National Quality Forum. Dr. Roper has served as a director of the Company since December 2007.

David D. Stevens, 55, a private investor, served as Chief Executive Officer of Accredo, a subsidiary of the Company, from August 2005 until March 2006, and as Chairman of Accredo’s primary operating subsidiary from March 2006 until August 2006. Prior to that, Mr. Stevens served as Chairman and Chief Executive Officer of Accredo from 1996 through 2005. Mr. Stevens has over 30 years of experience in the health care industry, the majority of which have been spent in the health care services sector. Mr. Stevens is also a director of Thomas & Betts Corporation and Wright Medical Group, Inc., as well as Prepak Systems, Inc, a private company. Mr. Stevens has served as a director of the Company since May 2006.

Continuing Directors for Term Ending Upon the 2010 Annual Meeting of Shareholders (Class II)

John L. Cassis, 60, has served as a partner of Cross Atlantic Partners, Inc., a health care venture capital firm, since 1994. Mr. Cassis was formerly a director of Salomon Brothers Venture Capital, which he joined in 1986 and headed from 1990 to 1994. Mr. Cassis is a director of Nutrition 21, Inc. Mr. Cassis is also a director of Medivance, Inc., LifeMed Media, Inc. and BioMedical Enterprises, Inc., all private companies. Mr. Cassis has served as a director of the Company since August 2003.

Michael Goldstein, CPA, 67, served as Chairman of the Toys “R” Us Children’s Fund from June 2001 until May 2006. Mr. Goldstein was Chairman of Toys “R” Us, Inc. from February 1998 to June 2001, Chief Executive Officer from August 1999 to January 2000 and Vice Chairman and Chief Executive Officer from February 1994 to February 1998. Mr. Goldstein is also director of 4Kids Entertainment, Inc., Charming Shoppes, Inc., Martha Stewart Living Omnimedia, Inc. and Pacific Sunwear of California, Inc. He is also a director of various private companies and non-profit entities. Mr. Goldstein has served as a director of the Company since August 2003.

Blenda J. Wilson, Ph.D., 68, served as President and Chief Executive Officer of the Nellie Mae Education Foundation from July 1999 through December 2006. She was a member of the Board of Directors of the Federal Reserve Bank of Boston from 2003 to 2006, serving as Chairman in 2006. Dr. Wilson was President of California State University, Northridge from 1992 to 1999 and also served as a director for UnionBanCal Corporation from 1993 to 1999. Dr. Wilson has served as a director of the Company since August 2003.

Continuing Directors for Term Ending Upon the 2010 Annual Meeting of Shareholders (Class I)

Howard W. Barker, Jr., CPA, 62, was employed by KPMG LLP from July 1972 and served as a partner of KPMG LLP from July 1982 until his retirement in September 2002. Mr. Barker is also a director of, and serves as Chairman of the Audit Committee of priceline.com Incorporated and Chiquita Brands International, Inc. In addition, Mr. Barker is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Barker has served as a director of the Company since August 2003.

Myrtle S. Potter, 50, founded Myrtle Potter and Company, LLC in 2005 where she serves as an advisor specializing in corporate strategy, corporate governance and the U.S. and global health care sectors. Since September 2006, Ms. Potter has also been Chief Executive Officer of Chapman Properties, Inc., which is part of a group of real estate sales, financing and development companies. Previously, Ms. Potter served at Genentech, Inc. as President, Commercial Operations from March 2004 to August 2005 and as Executive Vice President, Commercial Operations and Chief Operating Officer from May 2000 to March 2004. Ms. Potter is also a director of Amazon.com, Inc. Ms. Potter has served as a director of the Company since December 2007.

David B. Snow, Jr., 54, has served as Chief Executive Officer and as a director of the Company since March 2003. Mr. Snow was appointed Chairman of the Company’s Board of Directors in June 2003 and also served as the Company’s President from March 2003 to March 2006. Mr. Snow came to the Company from WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) where he held the position of Executive Vice President and Chief Operating Officer beginning in April 1999 and then held the position of President and Chief Operating Officer from March 2001 through January 2003. From April 1993 to April 1998, Mr. Snow was an Executive Vice President of Oxford Health Plans, a health maintenance organization, and was responsible for marketing, medical delivery systems, medical management and government programs. Mr. Snow is also a director of Pitney Bowes Inc.

Nancy-Ann DeParle was a director of the Company from October 2008 until March 2009, at which time she accepted a position as Counselor to the President and Director of the White House Office for Health Care Reform and tendered her resignation to the Board.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of Mr. Lillis, Dr. Roper and Mr. Stevens to the Board of Directors.

Proposal 2. Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company during the fiscal year ending December 26, 2009 (the “2009 fiscal year”), and is recommending that the shareholders ratify this appointment. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 2002 and is considered by management to be well qualified. Although shareholder ratification is not required by the Company’s organizational documents, and current law, rules and regulations require the Company’s independent registered public accounting firm to be engaged and supervised by the Audit Committee, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification by shareholders as a matter of good corporate practice.

In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions at the Annual Meeting.

Pre-Approval Policy for Services of the Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. On an annual basis, the Audit Committee reviews and provides pre-approval for all audit and audit-related services, although there are certain types of non-audit services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee if these types are included in a category of such services already approved by the Audit Committee. If a type of service to be provided by the independent registered public accounting firm has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Fees Billed to the Company by PricewaterhouseCoopers LLP for Services Rendered during the 2008 and 2007 Fiscal Years

Audit Fees

PricewaterhouseCoopers LLP’s fees for professional services for the 2008 and 2007 fiscal years related to the audits of annual financial statements and the effectiveness of internal control over financial reporting, reviews of quarterly financial statements and SEC filings, including registration statements pertaining to the issuance of debt, and statutory audits approximated $2,303,000 in 2008 and $2,258,000 in 2007.

Audit-Related Fees

Fees for audit-related services for the 2008 and 2007 fiscal years, primarily related to SAS 70 reports, were approximately $264,000 and $290,000, respectively.

Tax Fees

Fees for tax services for the 2008 fiscal year, primarily related to the preparation of federal and state tax returns, were approximately $185,000. There were no fees for tax services billed to the Company by PricewaterhouseCoopers LLP for services rendered during the 2007 fiscal year.

All Other Fees

Fees for other services for the 2008 and 2007 fiscal years related to software and technology license fees approximated $2,000 and $7,000, respectively.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the 2009 fiscal year.

Proposal 3. Approval of Executive Annual Incentive Plan

On March 13, 2009, the Board of Directors approved the Executive Annual Incentive Plan (the “Incentive Plan”). Shareholders are requested in this Proposal to approve the Incentive Plan in order to enable full deductibility for U.S. federal income tax purposes of certain payments that may be made under the Incentive Plan. The Board of Directors believes that the Incentive Plan benefits shareholders by linking a significant portion of executive compensation to performance and by enabling amounts paid pursuant to the Incentive Plan to be fully deductible. The Incentive Plan has substantially the same terms as the current Executive Incentive Compensation Plan approved by shareholders in 2005. However, the Incentive Plan provides for a broader range of performance metrics that better reflect the strategic goals of the Company. In addition, the Incentive Plan provides for a higher maximum benefit that will enable the Company to use multi-year awards. If approved, the Incentive Plan will replace the current Executive Incentive Compensation Plan which expires by its terms in 2010. In the absence of shareholder approval of this Incentive Plan, the Incentive Plan will not become effective and the Company will continue to use the existing Executive Incentive Compensation Plan until it expires. However, the Company’s ability to align deductible performance-based bonuses with the strategic and key drivers of the business may be limited by the performance metrics specified under the existing plan.

The material features of the Incentive Plan are outlined below:

General

The Incentive Plan is designed to provide cash incentives to certain executive officers of the Company for contributing to the success and growth of the Company and to assist in attracting, motivating and retaining key employees by providing competitive compensation opportunities. Under the Incentive Plan, all executive officers (14 persons) will be eligible to receive cash awards for a year based on the achievement of established performance objectives determined by the Compensation Committee before or during the first three months of the performance cycle.

Section 162(m)

The Incentive Plan is intended to provide performance-based compensation so as to be eligible for compliance with Section 162(m) of the Internal Revenue Code (“Section 162(m)”), if the conditions of that Section are satisfied. Section 162(m) denies a deduction for certain compensation in excess of $1,000,000 per year paid by a publicly held corporation to the following individuals who are employed at the end of the corporation’s taxable year (“covered employees”): the chief executive officer, and the three other most highly compensated executive officers for whom compensation disclosure is required under the proxy rules. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by the shareholders in a separate vote prior to the payment of any such compensation, and that the plan be administered by “outside directors.” Accordingly, if the conditions of Section 162(m) relating to performance-based compensation and the other conditions of the section are satisfied, compensation paid to covered employees will not be subject to the deduction limit of Section 162(m).

Operation of the Incentive Plan

The Compensation Committee of the Board of Directors will administer the Incentive Plan and has full power to construe, interpret and administer the Incentive Plan. The Incentive Plan will be administered in performance cycles that may cover one or more fiscal years. No later than 90 days following the commencement of each performance cycle, the Committee shall determine and communicate in writing to the participants in the Incentive Plan for that performance cycle the performance goals, performance goal levels, maximum incentive awards for goal levels and target incentive awards that will be used by the Committee to determine the amount of such participant’s award for the applicable fiscal year. The performance goals for each fiscal year may include any one or a combination of the following: earnings per share; net-new sales; new named sales; client retention; client satisfaction; employee satisfaction; member satisfaction; revenue performance; corporate earnings performance; return on assets; return on equity; return on invested capital; cash flow; cash balances; market value added; economic value added; earnings before interest, taxes, depreciation and amortization; mail and total prescription volumes; mail penetration rate; cost and expense controls; drug trend management; clinical program effectiveness; generic dispensing rates; specialty segment performance; covered lives; and growth in new markets, products and/or services. Performance goal levels will be expressed in terms of the level of achievement attained with respect to each performance goal, and may include a threshold level of performance below which no award will be earned, levels of performance at which an award will be partially earned, a level of performance at which an award will be fully earned (target) and a level of performance at which a maximum award may be earned.

Permissible Adjustments

At the time the performance goal levels are determined for a performance cycle, or at any time prior to the final determination of awards in respect of that performance cycle, the Committee may, to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder, adjust the performance goal levels to reflect the impact of specified corporate transactions (such as a stock-split or stock dividend), special charges, foreign currency effects, accounting or tax law changes and other extraordinary or nonrecurring events. In addition, the Committee retains the sole discretion to decrease, but not increase, the amount of any award that would otherwise be payable pursuant to the terms of the Incentive Plan.

Payment of Awards

The Committee will determine the amount of each participant’s award based on the performance goal levels achieved and the participant’s target and maximum award. The Committee shall certify in writing that the applicable performance goal levels have been achieved to justify the award. The award will be paid in a single lump sum cash payment following such certification of the Committee and generally by March 15th of the following year.

Amendment and Termination of the Plan

The Incentive Plan will terminate on March 31, 2014. Prior to such time, the Committee may at any time terminate or amend (in whole or in part) this Incentive Plan as long as no such termination or amendment adversely affects any participant’s rights to or interest in an award made prior to the date of the amendment or termination without such participant’s consent. In addition, no amendment that requires shareholder approval for the Incentive Plan to comply with Section 162(m) will be effective unless shareholder approval is obtained.

Maximum Award

The maximum award any participant in the Incentive Plan may receive for all performance cycles ending in any one fiscal year is $8,000,000.

Incorporation by Reference

The foregoing is only a summary of the Incentive Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Annex 1.

New Plan Benefits

The benefits to be received, if any, under the Incentive Plan will depend upon the achievement of performance goals and the extent, if any, to which the Committee in its discretion, reduces benefits payable under the Incentive Plan. Amounts received in respect of the 2008 fiscal year under the current Executive Incentive Compensation Plan by the named executive officers (other than Ms. Reed who retired from her position as Senior Vice President, Finance and Chief Financial Officer in March 2008 and, therefore, did not participate in the plan) are set forth below.

Name and Position	Dollar Value ($)
David B. Snow, Jr. Chairman and Chief Executive Officer	$3,000,000
Kenneth O. Klepper President and Chief Operating Officer	$1,100,000
Timothy C. Wentworth Group President, Employer Accounts	$750,000
John P. Driscoll President, New Markets	$650,000
Richard J. Rubino Senior Vice President, Finance and Chief Financial Officer	$550,000

For information regarding the Company’s equity compensation plans, see “Other Matters—Equity Compensation Plan Information” on page 55 of this Proxy Statement.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval of the Executive Annual Incentive Plan.

CORPORATE GOVERNANCE AND RELATED MATTERS

The Company strives to maintain the highest standards of corporate governance and ethical conduct. Maintaining full compliance with the laws, rules and regulations that govern our business, and reporting results with accuracy and transparency, are critical to those efforts. The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. The Company also reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and the NYSE. The Company implements other corporate governance practices that it believes are in the best interests of the Company and its shareholders. The charters of each of the Audit, Compensation and Corporate Governance and Nominating Committees conform with the applicable NYSE standards, and each committee periodically reviews its charter, as regulatory developments and business circumstances warrant. Each of the committees from time to time considers revisions to their respective charters to reflect evolving best practices.

The Company’s Corporate Governance Guidelines, Standards of Business Conduct, Code of Conduct and the charters for the Audit, Compensation and Corporate Governance and Nominating Committees, are available on the Company’s website at www.medcohealth.com/investor. Shareholders may also obtain copies of these documents by sending a written request to Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-3, Franklin Lakes, New Jersey 07417, Attention: Investor Relations.

Executive Sessions of Directors

Agendas for the Board of Directors include regularly scheduled executive sessions for the independent directors to meet without management present and the Board’s Lead Director leads those sessions. Board members have access to all of our employees outside of Board meetings, and the Board encourages each director to visit different Company sites and events on a regular basis and meet with local management at those sites and events. The Board of Directors held 10 executive sessions during the 2008 fiscal year, including five without any members of management present.

Lead Director

The Board of Directors has an independent director designated as the Lead Director. The general authority and responsibilities of the Lead Director include presiding at all meetings of the Board of Directors when the Chairman is not present; serving as a liaison between the Chairman and the independent directors; approving the information, agenda and meeting schedules sent to the Board of Directors; calling meetings of the independent directors; and being available for consultation and communication with shareholders. The Company’s Corporate Governance Guidelines provide that in the event an independent director is serving as non-executive Chairman of the Board of Directors, the Board may elect to dispense with the position of Lead Director. Michael Goldstein is currently the Company’s Lead Director.

Director Candidates

The Corporate Governance and Nominating Committee of the Board of Directors identifies, evaluates and recommends director candidates to the Board. The Corporate Governance and Nominating Committee seeks highly qualified candidates from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Candidates should have experience in positions with a high degree of responsibility and should be or have been leaders in the companies or institutions with which they are or were affiliated. Board members are selected based upon contributions they can make to the Board and management, and their ability to represent the interests of the Company’s shareholders.

The Corporate Governance and Nominating Committee does not impose any specific minimum qualifications on Board nominees, but instead considers the following criteria:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•

The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	Diversity of viewpoints, background, experience and other demographics.

The Corporate Governance and Nominating Committee will also consider director candidates recommended by shareholders. Any shareholder of the Company may recommend a director candidate for consideration by the Corporate Governance and Nominating Committee. A shareholder may make recommendations at any time, but recommendations for consideration as nominees at an annual meeting of shareholders must be made in accordance with the procedures required under our Amended and Restated Bylaws and as described in this Proxy Statement under the heading “Requirements for 2010 Shareholder Proposals or Nominations.” The written notice must demonstrate that it is being submitted by a shareholder of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information, as well as the candidate’s signed consent to serve as a director if elected and other information as set forth in the Amended and Restated Bylaws.

The Corporate Governance and Nominating Committee will evaluate shareholder recommended candidates in the same manner as other candidates. Upon receipt of a shareholder communication identifying a director candidate, the Committee will initially determine the need for additional or replacement Board members and evaluate the shareholder-proposed director candidate under the criteria described above based on the information it receives with the recommendation (or otherwise possesses), which may be supplemented by additional inquires. The Corporate Governance and Nominating Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate’s background and experience.

Corporate Governance Guidelines

The Board of Directors has adopted a set of Corporate Governance Guidelines. The Corporate Governance and Nominating Committee is responsible for overseeing the Corporate Governance Guidelines and reviews them at least annually and makes recommendations to the Board of Directors concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. We have posted the Corporate Governance Guidelines under “Corporate Governance” in the “Investors” section of the Company’s web site at www.medcohealth.com/investor and they are also available upon request, free of charge, from Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-3, Franklin Lakes, New Jersey 07417. Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

•	The Board believes that at least 75% of the Board of Directors should consist of independent directors;

•	Directors are required to offer their resignation upon a substantial change in principal occupation or business association;

•	Directors are required to submit advance, contingent, irrevocable resignations that the Board of Directors may accept if they as nominees fail to receive a majority vote for his or her election;

•

Management, working with the Board of Directors, will provide an orientation process for new directors, including background material on the Company, its business plan and its risk profile, and meetings with senior management, and the Company also encourages attendance at third party director education programs and symposia;

•	The Board of Directors does not believe it should establish term limits, nor does it believe that it should establish a mandatory retirement age for directors;

•

Directors who also serve as chief executive officers or in equivalent positions should not serve on more than two boards of public companies in addition to the Company’s Board of Directors and directors who do not have full-time employment at any other company should not serve on more than five boards of public companies in addition to the Company’s Board of Directors;

•	The Chief Executive Officer reports at least annually to the Board on succession planning and management development;

•	The Board evaluates the performance of the Chief Executive Officer and other senior management personnel at least annually; and

•	The Board, acting through the Corporate Governance and Nominating Committee, manages a process whereby the Board and its members are subject to annual evaluation and self-assessment.

Board and Committee Membership

The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held eight meetings during the Company’s fiscal year ended December 27, 2008 (the “2008 fiscal year”). The Board of Directors has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Mergers and Acquisitions Committee. The Board of Directors does not have an executive committee. Each director attended, in person or by telephone, 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2008 fiscal year. Under the Company’s Corporate Governance Guidelines, Directors are expected to attend all meetings of the Board and all meetings of the committees of which they are members. Members may attend by telephone or video conference to mitigate conflicts, although in-person attendance at regularly scheduled meetings is strongly encouraged.

Directors are expected to attend annual meetings of shareholders, and all of the then-current directors attended the 2008 Annual Meeting of Shareholders, other than Mr. Barker who had an unavoidable conflict.

Audit Committee

The Audit Committee of the Board of Directors serves to: (a) oversee the accounting and financial reporting processes of the Company, internal controls and audits of the financial statements and internal control over financial reporting of the Company; (b) assist the Board of Directors in its oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, including but not limited to oversight of the Company’s procedures for the submission by employees and others of anonymous, confidential complaints relating to accounting, internal controls or auditing matters (as discussed on page 20 of this Proxy Statement), (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of the Company’s internal audit function and its independent registered public accounting firm, (v) policies with respect to risk assessment and risk management, and (vi) the accounting and financial reporting processes of the Company; and (c) prepare the Audit Committee report for inclusion in the Company’s proxy statement in accordance with applicable federal securities laws, rules and regulations. In addition, the Audit Committee hires, determines the compensation of, and reviews the scope of services performed by the independent registered public accounting firm. The Audit Committee Charter is posted on the Company’s Investor Relations website, www.medcohealth.com/investor, under “Corporate Governance” and is also available upon request, free of charge, from Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-3, Franklin Lakes, New Jersey 07417.

All of the Audit Committee members meet NYSE standards for financial literacy. Mr. Barker, Mr. Cassis and Mr. Goldstein each have accounting or related financial management expertise, as required by NYSE standards, and are “audit committee financial experts” under SEC rules. The SEC has determined that the audit committee financial expert designation does not impose on a person with that designation any duties, obligations or liabilities that are greater than those imposed on such person as an audit committee member in the absence of such designation. Mr. Goldstein is a member of the audit committees of three other public companies in addition to the Company’s. The Company’s Board of Directors has determined that Mr. Goldstein’s service on these other audit committees does not impair his ability to serve effectively on the Company’s Audit Committee.

The Audit Committee is comprised entirely of independent directors. The current members of the Audit Committee are Mr. Barker (Chairman), Mr. Cassis and Mr. Goldstein. Ms. DeParle was a member of the Audit Committee until March 3, 2009. The Audit Committee held fifteen meetings during the 2008 fiscal year. The report of the Audit Committee is included on page 51 of this Proxy Statement.

Compensation Committee

The purpose of the Compensation Committee of the Board of Directors is to (a) assist the Board of Directors in establishing and maintaining compensation and benefits policies and practices that support the successful recruitment, development and retention of talent in order to achieve the Company’s business objectives and optimize long-term financial returns; (b) assist the Board of Directors in discharging its responsibilities for compensating the Company’s directors and executives; (c) assist the Board of Directors in establishing a management succession plan; and (d) produce a Compensation Committee report for inclusion in the Company’s proxy statement in accordance with applicable federal securities laws, rules and regulations. To these ends, the Committee undertakes annually a thorough review of the Company’s compensation programs, as well as an objective evaluation of each executive officer’s performance on key business objectives.

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee Charter is posted on the Company’s Investor Relations website, www.medcohealth.com/investor, under “Corporate Governance” and is also available upon request, free of charge, from Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-3, Franklin Lakes, New Jersey 07417.

Compensation decisions for Mr. Snow and the executive officers are made by the Board of Directors. Mr. Snow evaluates the performance of the executive officers and he presents performance assessments and compensation recommendations to the Compensation Committee for their consideration. The Compensation Committee makes recommendations to the Board of Directors with respect to executive officer compensation and only the independent members of the Board of Directors make the final determination.

The Compensation Committee retains compensation consultants as needed and has retained Watson Wyatt since 2004 to assist with its annual compensation review and development of its compensation recommendations. Watson Wyatt was retained directly by the Compensation Committee during 2008 to: develop compensation recommendations for the chief executive officer; review compensation recommendations for the other executive officers; provide an analysis of executive officer pay and its alignment to company performance; review our share usage under the Company’s long-term incentive plans and our stock buy-back program; evaluate our current stock plan against RiskMetrics guidelines and estimated share usage to determine the appropriate timing to seek shareholder approval for a new stock plan; review the competitiveness and design of Board of Director compensation and review the Company’s 2009 Compensation Discussion and Analysis disclosure. Watson Wyatt presents their analysis and reports to the Chairman of the Compensation Committee who then scheduled formal presentations to the full Committee. Watson Wyatt does not perform any other services for the Company.

The Compensation Committee may delegate its decision making and administrative authority to a subcommittee of its members, but has not done so in the past. The Board of Directors provides an annual delegation of authority to Mr. Snow in his capacity as a director to grant stock options and restricted stock units under the Company’s stock incentive plans to employees other than executive officers. The Board of Directors establishes the grant dates in advance and limits the number of shares that can be granted, both in the aggregate and to any individual employee. Grants of all stock options are required to be made at fair market value of the underlying shares on the grant date. Mr. Snow is not permitted to grant options or restricted stock units to executive officers as such grants are solely the responsibility of the Compensation Committee and the Board of Directors. For a more thorough discussion of our stock option and restricted stock unit granting practices, see page 33 of this Proxy Statement.

The current members of the Compensation Committee are Mr. Cassis (Chairman), Mr. Barker, Mr. Lillis and Ms. Potter. The Compensation Committee held seven meetings during the 2008 fiscal year. The report of the Compensation Committee is included on page 35 of this Proxy Statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors meets periodically with management to consider and advise upon corporate governance matters. The purpose of the Corporate Governance and Nominating Committee is to: (a) identify and screen individuals qualified for nomination to the Board; (b) recommend to the Board director nominees for election at each meeting of shareholders at which directors are to be elected and recommend to the Board individuals to fill any vacancies on the Board that arise between such meetings; (c) recommend to the Board the directors for appointment to each committee of the Board; (d) monitor current developments in the regulation and practice of corporate governance; (e) recommend to the Board a set of corporate governance principles applicable to the Company; (f) review related person transactions; and (g) lead the Board and assist the various committees of the Board in their respective annual self-evaluation reviews. In addition to the annual Board and Committee self-evaluation processes, the Corporate Governance and Nominating Committee undertakes an annual peer-to-peer evaluation process for all Board members, which is led by the chairperson of the Committee. The Corporate Governance and Nominating Committee Charter is posted on the Company’s website, www.medcohealth.com/investor, under “Corporate Governance” and is also available upon request, free of charge, from Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-3, Franklin Lakes, New Jersey 07417.

The Corporate Governance and Nominating Committee is comprised entirely of independent directors. The members of the Corporate Governance and Nominating Committee are Mr. Goldstein (Chairman), Dr. Roper and Dr. Wilson. Mr. Lillis was a member of the Corporate Governance and Nominating Committee until December 10, 2008. The Corporate Governance and Nominating Committee held seven meetings during the 2008 fiscal year.

Mergers and Acquisitions Committee

In addition to the Board’s primary committees, the Board maintains a Mergers and Acquisitions Committee for the purpose of reviewing, evaluating and recommending strategic transactions and business opportunities that emerge from time to time. The members of the Mergers and Acquisitions Committee are Mr. Barker, Mr. Cassis, Mr. Goldstein, Mr. Lillis and Mr. Stevens. Mr. Lillis was appointed to the Mergers and Acquisitions Committee effective December 10, 2008. The Mergers and Acquisitions Committee does not conduct regularly scheduled meetings, nor does it have a chairman or a written charter. The Mergers and Acquisitions Committee held three meetings during the 2008 fiscal year.

The following table summarizes 2008 membership on each Board Committee:

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Mergers and Acquisitions Committee
Howard W. Barker, Jr.	•	•		•
John L. Cassis	•	•		•
Michael Goldstein	•		•	•
Charles M. Lillis		•		•
Myrtle S. Potter		•
William L. Roper			•
David D. Stevens				•
Blenda J. Wilson			•

Director Education

As indicated above, through the Company’s Corporate Governance Guidelines, the Company encourages Directors to attend from time to time, at the Company’s expense, third party director education programs and symposia that address current developments in corporate governance, accounting, finance and other disciplines relevant to members of public company boards.

Director Independence

The Board of Directors conducts an annual review of the independence of its members. Under NYSE listing requirements, an independent director must not have any material relationship with the Company, either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. The NYSE rules pertaining to director independence also include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. The Board also considers whether directors have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not adopted categorical standards of independence other than those promulgated by the NYSE.

David B. Snow, Jr., who is an employee of the Company, and David D. Stevens, who was an employee of the Company from August 2005 until August 2006, are not “independent” under the NYSE rules. The Board of Directors has reviewed all relationships between the Company and each member of the Board of Directors and has affirmatively determined that each of Mr. Barker, Mr. Cassis, Mr. Goldstein, Mr. Lillis, Ms. Potter, Dr. Roper and Dr. Wilson is “independent” within the meaning of the rules of the NYSE. None of these directors were disqualified from “independent” status under the objective tests set forth in the NYSE rules. In assessing independence under the subjective relationships test described above, the Board of Directors took into account the standards in the objective tests, and reviewed and discussed additional information provided by each director and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management. Based on the foregoing, as required by NYSE rules, the Board made the subjective determination as to each of these directors that no material relationships with the Company exist and no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of such director. Ms. DeParle was affirmatively determined to be “independent” upon her joining the Company’s Board of Directors in October 2008; such a determination was not necessary this year in light of Ms. DeParle’s resignation in March 2009.

In making its independence determinations, the Board considered transactions occurring since the beginning of the Company’s 2006 fiscal year between the Company and entities associated with the directors or members of their immediate family. All identified transactions that appear to relate to the Company and a person or entity with a known connection to a director are presented to the Board for consideration. In making its subjective determination that each non-employee director is independent, the Board considered the transactions in the context of the NYSE objective standards, the special standards established by the SEC for members of audit committees, and the SEC and Internal Revenue Service (“IRS”) standards for compensation committee members. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. In its review, the Board considered the following:

•

Dr. Roper’s position as Chief Executive Officer of the University of North Carolina Health Care System, or as Dean, School of Medicine, and Vice Chancellor for Medical Affairs for the University of North Carolina at Chapel Hill, each of which is a client of the Company’s through a contract with the State of North Carolina. The relevant contract pre-dated Dr. Roper’s service as a director of the Company and he was not a participant in contract discussions or decisions and the Board has determined that this relationship does not impair Dr. Roper’s independence. Dr. Roper has indicated that in the event that there are future renewal or amendment discussions related to this contract he will recuse himself from such discussions.

•

Each of Mr. Goldstein, Mr. Lillis, Ms. Potter, Dr. Roper and Dr. Wilson have served during the previous three fiscal years (or are serving) as non-employee directors of other companies that conduct business with Medco. These business relationships were in most cases as a supplier or purchaser of goods or services. In the opinion of management, the terms of the Company’s agreements with these third parties are customary, fair, reasonable and as favorable to the Company as those generally obtained from other parties. In all cases, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the relevant director’s independence.

•

Each of Mr. Barker, Mr. Cassis, Ms. Potter, Mr. Stevens and Dr. Wilson have immediate family members who are employed at other companies which conduct business with the Company. None of these individuals serve in executive positions or were involved in the relevant contract discussions. In all cases, the Board determined that these relationships did not impair the relevant director’s independence.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of the Company or of any of the Company’s subsidiaries. None of the Company’s executive officers has served on the board of directors or on the compensation committee of any other entity that employs an executive officer who has served on the Company’s Board of Directors or Compensation Committee.

Standards of Business Conduct; Code of Conduct

The Company has adopted Standards of Business Conduct that include a Code of Conduct that requires all employees (including the Company’s senior financial officers) and all members of the Board of Directors to adhere to the Code of Conduct in discharging their work-related responsibilities. The Code of Conduct promotes, among other things, full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with authorities such as the SEC, and in all public communications that the Company makes. The Company’s Code of Conduct can be accessed under “Corporate Governance” in the “Investors” section of the Company’s web site at www.medcohealth.com/investor.

The Company has also established a confidential ethics phone line to respond to employees’ questions and reports of ethical concerns. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters, and to allow for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

Communications to the Board

Shareholders and other interested parties may contact any of the Company’s directors (including the Lead Director), a committee of the Board, the Board’s non-employee directors as a group, or the Board as a whole by writing to them c/o Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-16, Franklin Lakes, New Jersey 07417, Attention: Corporate Secretary, or via the Internet by visiting www.medcoauditcommittee.com. Communications received in this manner will be handled in accordance with procedures implemented by the

Company’s Compliance and Ethics Office and approved by the Audit Committee. Communications are distributed to the Board, or to any individual Director or Directors, as appropriate under the facts and circumstances. Junk mail, advertisements, resumes, spam and surveys are not forwarded to the Board. Material that is threatening, unduly hostile or similarly inappropriate will also not be forwarded, although any non-employee director may request that any communications that have been excluded be made available.

Disclosure Committee

The Company has established a Disclosure Committee comprised of senior managers who are actively involved in the disclosure process to coordinate and oversee the review procedures used each quarter, including at fiscal year-end, to prepare periodic reports filed with the SEC, earnings releases and other information that the Company discloses to the investment community. The Disclosure Committee is responsible for considering the materiality of information and making disclosure decisions on a timely basis. The Disclosure Committee evaluates the effectiveness of the Company’s disclosure controls and procedures on a regular basis.

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any director or executive officer, or any affiliate thereof, is a party that would be material and adverse to the Company.

OWNERSHIP OF SECURITIES

The following tables set forth information with respect to the beneficial ownership of the Company’s outstanding Common Stock as of March 1, 2009, for:

•	Each of the Company’s directors and nominees for director;

•	Each of the Company’s named executive officers;

•	Each of the Company’s directors and executive officers as a group; and

•	Each person or group of affiliated persons whom the Company knows to beneficially own more than five percent of the Company’s Common Stock.

The following table gives effect to the shares of Common Stock issuable within 60 days of March 1, 2009 upon the exercise of all options and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934 and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the tables directly own the shares and have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, the address for those listed below is c/o Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

Name	Position Held	Aggregate Number of Shares of Common Stock Beneficially Owned(1)	Percent of Shares of Common Stock Outstanding
Howard W. Barker, Jr.(2)	Director	82,624	*

John L. Cassis(3)	Director	88,600	*

Nancy-Ann DeParle	Director	0	0

Michael Goldstein(4)	Director	88,600	*

Charles M. Lillis(5)	Director	77,600	*

Myrtle S. Potter(6)	Director	600	*

William L. Roper(7)	Director	600	*

David D. Stevens(8)	Director	131,630	*

Blenda J. Wilson(9)	Director	80,600	*

David B. Snow, Jr.(10)	Chairman & Chief Executive Officer	2,155,772	*

Kenneth O. Klepper(11)	President & Chief Operating Officer	583,156	*

Timothy C. Wentworth(12)	Group President, Employer Accounts	163,925	*

John P. Driscoll(13)	President, New Markets	236,684	*

Richard J. Rubino(14)	Senior Vice President, Finance and Chief Financial Officer	89,395	*

JoAnn A. Reed (15)	Senior Vice President, Finance and Chief Financial Officer	876,724	*

All Directors and Executive Officers as a group		6,137,001	1.2%

(*)	Represents less than 1% of outstanding shares of common stock.
1.	The number of shares of common stock outstanding as of March 1, 2009 was 491,847,996.
2.	Mr. Barker’s beneficially owned stock includes 2,024 shares owned outright, 26,400 restricted stock units fully vested but deferred until retirement and 54,200 options that are fully vested and exercisable.
3.	Mr. Cassis’ beneficially owned stock includes 8,000 shares owned outright, 26,400 restricted stock units fully vested but deferred until retirement and 54,200 options that are fully vested and exercisable.
4.	Mr. Goldstein’s beneficially owned stock includes 8,000 shares owned outright, 26,400 restricted stock units fully vested but deferred until retirement and 54,200 options that are fully vested and exercisable.
5.	Mr. Lillis’ beneficially owned stock includes 1,000 shares owned outright, 22,400 restricted stock units fully vested but deferred until retirement and 54,200 options that are fully vested and exercisable.
6.	Ms. Potter’s beneficially owned stock includes 200 restricted stock units fully vested but deferred until retirement and 400 options that are fully vested and exercisable.
7.	Dr. Roper’s beneficially owned stock includes 200 restricted stock units fully vested but deferred until retirement and 400 options that are fully vested and exercisable.
8.	Mr. Stevens’ beneficially owned stock includes 18,030 shares owned outright, 2,400 restricted stock units vested but deferred until retirement and 111,200 options that are currently exercisable.
9.	Dr. Wilson’s beneficially owned stock includes 26,400 restricted stock units fully vested but deferred until retirement and 54,200 options that are fully vested and exercisable.
10.	Mr. Snow’s beneficially owned stock includes 124,488 shares owned individually and in a trust, 100,564 fully vested restricted stock units that Mr. Snow has elected to defer receipt of until six months after his termination of employment, 1,713,786 options that are currently exercisable, and 123,334 options and 93,600 restricted stock units that will vest within 60 days of March 1, 2009.
11.	Mr. Klepper’s beneficially owned stock includes 80,810 shares owned outright, 50,000 fully vested restricted stock units that Mr. Klepper has elected to defer receipt of until six months after his termination of employment, 363,946 options that are currently exercisable, and 40,800 options and 47,600 restricted stock units that will vest within 60 days of March 1, 2009.
12.	Mr. Wentworth’s beneficially owned stock includes 8,568 shares owned outright, 35,400 vested restricted stock units that Mr. Wentworth has elected to defer receipt of until six months after his termination of employment, 71,597 stock options that are currently exercisable, and 22,320 options and 26,040 restricted stock units that will vest within 60 days of March 1, 2009.
13.	Mr. Driscoll’s beneficially owned stock includes 34,665 shares owned outright, 22,150 fully vested restricted stock units that Mr. Driscoll has elected to defer receipt of until six months after his termination of employment, 460 shares held in the Company’s 401(k) Plan, 144,049 options that are currently exercisable, and 16,320 options and 19,040 restricted stock units that will vest within 60 days of March 1, 2009.
14.	Mr. Rubino’s beneficially owned stock includes 12,077 shares owned outright, 5,680 shares held in the Company’s 401(k) Plan, 57,078 options that are currently exercisable, and 6,720 options and 7,840 restricted stock units that will vest within 60 days of March 1, 2009.
15.	Ms. Reed retired from her position as Senior Vice President, Finance and Chief Financial Officer on March 15, 2008. She has continued to serve the Company as a special advisor. Ms. Reed’s beneficially owned stock includes 113,710 shares owned outright, 682 shares held in the Company’s 401(k) Plan, 726,972 options that are currently exercisable and 16,320 options and 19,040 restricted stock units that will vest within 60 days of March 1, 2009.

Beneficial Owners of More than Five Percent

The following table gives information about each person or group of affiliated persons whom the Company knows to be the beneficial owner of more than five percent (5%) of the outstanding shares of our Common Stock as of the dates set forth below based on information filed by that entity with the SEC.

Name and Address	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
FMR, LLC(1) 82 Devonshire Street Boston, Massachusetts 02109	52,487,154	10.539%

T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, Maryland 21202	30,370,883	6.0%

1.	Beneficial ownership information was obtained from the Schedule 13G/A filed by FMR, LLC (“FMR”) on February 17, 2009. The filing does not purport to reflect securities, if any, beneficially owned by any other division or business group of FMR. With respect to the 52,487,154 shares beneficially owned, FMR has sole voting power over 3,010,718 of the shares, shared voting power as to 0 of the shares, sole dispositive power over 52,487,154 of the shares and shared dispositive power as to 0 of the shares.
2.	Beneficial ownership information was obtained from the Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe”) on February 12, 2009. The filing does not purport to reflect securities, if any, beneficially owned by any other division or business group of T. Rowe. With respect to the 30,370,883 shares beneficially owned, T. Rowe has sole voting power over 9,552,332 of the shares, shared voting power as to 0 of the shares, sole dispositive power over 30,285,383 of the shares and shared dispositive power as to 0 of the shares.

COMPENSATION DISCUSSION AND ANALYSIS

The following section provides a discussion and analysis of compensation paid or awarded to the named executive officers for 2008. For a discussion of director compensation, please see page 49 of this Proxy Statement.

In order to provide our shareholders with a more complete view of our compensation practices, we often indicate when programs are applicable to our employees generally or to our executive officers. “Executive officers” are our fourteen most senior officers. Each named executive officer is an executive officer. The named executive officers are: David B. Snow, Jr., Chairman and Chief Executive Officer; Kenneth O. Klepper, President and Chief Operating Officer; Timothy C. Wentworth, Group President, Employer Accounts; John P. Driscoll, President, New Markets; Richard J. Rubino, Senior Vice President, Finance and Chief Financial Officer; and JoAnn A. Reed, who served as Senior Vice President, Finance and Chief Financial Officer for a portion of 2008.

Executive Compensation Philosophy

Our compensation programs for the Company’s employees, including the named executive officers, focus primarily on base salary, annual performance-based bonus and long-term stock-based incentives. We refer to the combination of these components as “total compensation.” The programs are based on the fundamental principle of pay-for-performance and are directly supportive of our business strategies. A significant portion of each named executive officer’s total compensation is tied to the Company’s performance, which is directly aligned with the creation of shareholder value. We use the programs to attract, retain and motivate executives who possess the skills and talents necessary to achieve business success. The programs are designed to be competitive with the companies we compete with for executive talent.

We provide a competitive package of benefits to our employees, including the named executive officers. Our executive officers participate in the same benefit programs (health, life, disability and retirement) using the same benefit formulas as other Medco employees. We maintain separate severance programs for our most senior executives (including the named executive officers) and provide very limited perquisites.

Total Compensation Benchmarks

Our target base salary and bonus for executive officers is set at approximately the 50th percentile of competitive compensation practices in order for the Company to provide a competitive cash compensation package; the present value of long-term incentive opportunities is specifically targeted between the 50th and 75th percentiles. This is consistent with our emphasis on long-term growth and pay-for-performance. Compensation for the named executive officers is evaluated in comparison to a health care sector peer group comprised of Aetna, Inc., AmerisourceBergen Corporation, Cardinal Health, Inc., CVS Caremark Corporation, Cigna Corporation, Express Scripts, Inc., Health Net, Inc., Humana, Inc., McKesson Corporation, United Health Group, Inc., and Wellpoint, Inc. (together, the “Peer Group”). The Peer Group reflects companies with which we compete for executive talent and includes our largest direct competitors.

Use of Compensation Consultants

The Compensation Committee has retained and is assisted in its review of executive compensation by independent consultants at Watson Wyatt. Watson Wyatt does not perform any other services for the Company. The Committee’s compensation consultants develop benchmarks and pay recommendations for Mr. Snow. Watson Wyatt assists the Committee in its review of management’s pay recommendations for the other named executive officers.

Total Compensation Management Process

The following describes the Company’s executive compensation setting process, which was followed for the compensation decisions made for performance year 2008.

Setting Goals and Objectives

At the beginning of each year, all employees, including the executive officers, establish goals and objectives. For executive officers, the goals focus primarily on the Company’s operating plan. These goals and objectives are reviewed and approved by each individual’s manager. Mr. Snow’s goals and objectives include financial goals tied specifically to the Company’s operating plan, as well as non-financial objectives relating to leadership, innovation and other strategic initiatives. Mr. Snow’s goals and objectives are reviewed and approved directly by the Compensation Committee and Board of Directors.

Determining Named Executive Officer Compensation

At year end, employees at all levels, including executive officers, work with their managers to evaluate their own results against their stated goals. Managers also assess how individuals performed in relation to their peers, as well as the Company’s overall performance.

The performance of the executive officers is then reviewed by Mr. Snow with assistance from the Senior Vice President of Human Resources (SVP HR). Following an in-depth review and in consultation with the SVP HR, Mr. Snow makes compensation recommendations to the Compensation Committee based on his evaluation of each executive officer’s performance and expectations for the coming year. Mr. Snow considers benchmark compensation information for each named executive officer that is developed by members of the Company’s compensation department using applicable proxy data from the Peer Group.

The Compensation Committee decides whether to approve or adjust Mr. Snow’s recommendations for executive officers. In addition to Mr. Snow’s assessment of each individual’s contributions and results, the Committee considers information it deems relevant including the following:

•	comparisons to the 50th and 75th percentile compensation levels for total cash compensation and total direct compensation in the Peer Group;

•	potential for future roles within the Company;

•	executive retention risk; and

•	total compensation levels before and after any recommendations.

The Compensation Committee does not apply a specific weighting to the considerations. After its evaluation of Mr. Snow’s assessment and consideration of any relevant information, the Compensation Committee uses its judgment in arriving at a compensation recommendation. The Compensation Committee’s final recommendation is presented to the independent members of the Board of Directors for further review, discussion and final approval.

Determining Chairman and CEO Compensation

The SVP HR provides the Compensation Committee with a worksheet to assist the Committee in developing a recommendation for Mr. Snow’s compensation. The worksheet includes current base salary, details about Mr. Snow’s bonus target, prior bonus as a percentage of target, corporate bonus funding percentage, prior year’s long term incentive compensation (i.e., stock option and restricted stock unit grants), and a summary of Mr. Snow’s outstanding equity awards. Mr. Snow provides the Committee with a self-assessment and the Committee independently reviews his performance. Watson Wyatt conducts and presents a competitive analysis of CEO compensation in the Peer Group companies.

The Compensation Committee reviews the materials with Watson Wyatt along with other general background information it deems relevant, such as information on market trends and best practices, and their view of Mr. Snow’s performance. The Compensation Committee arrives at its recommendation for Mr. Snow’s total compensation. The final recommendation is presented to the independent members of the Board of Directors for further review, discussion and final approval.

Executive Compensation Programs

Components of Compensation

Our compensation program has three key components: base salary; performance-based annual cash bonus; and long-term incentives in the form of stock-based awards including stock options and restricted stock units. Our pay-for-performance philosophy places a majority of an executive officer’s compensation at risk. As a result, the only fixed compensation paid is base salary, which represents approximately 15% of an executive officer’s total target compensation. Mr. Snow’s base salary represents approximately 10% of total target compensation. The greater emphasis on at-risk compensation for Mr. Snow is consistent with his ultimate responsibility for the Company’s success.

The remaining total target compensation (annual bonus and the value of long-term incentives) for our named executive officers is not guaranteed and the ultimate value to the executive is based on the Company’s and the executive’s performance. To support our focus on long-term sustained growth, we place a greater emphasis on long-term incentives compared to short-term incentives as follows:

Target Compensation Mix
	Base Salary	Bonus	Long-Term Incentives
Mr. Snow	10%	20%	70%
Other Executive Officers	15%	20%	65%

Base Salary

Base salaries are generally targeted at the 50th percentile of salaries of similar positions at the benchmark companies. Base salary may be adjusted annually to reflect the executive’s contribution to the Company, experience, expertise and relative position against competitive market rates. Mr. Snow’s salary is set by the Board of Directors, consistent with the foregoing and for performance year 2008, in accordance with the requirements of his prior employment agreement which expired in February 2009. Under that agreement, Mr. Snow was entitled to a minimum salary of $800,000. Mr. Snow’s new employment agreement does not guarantee a minimum salary. For 2009, Mr. Snow’s salary is the same as 2008 (see “Employment Agreement with David B. Snow, Jr.” on page 43 of this Proxy Statement).

The Compensation Committee reviewed Mr. Snow’s base salary in January 2008 against the Peer Group and determined that it remained competitive. As a result, Mr. Snow did not receive a salary increase in 2008. Mr. Rubino was promoted to his current position as Senior Vice President and Chief Financial Officer effective March 15, 2008. In connection with his promotion, Mr. Rubino’s salary was increased 45%. Effective April 1, 2008, the other named executive officers (other than Ms. Reed) received salary increases based on individual performance, as well as overall internal and external pay equity that ranged from 3% to 4%. Ms. Reed retired from her position as Senior Vice President Finance and Chief Financial Officer in March 2008. Ms. Reed’s employment continued on a part-time basis for the remainder of the year during which she was a special advisor to the chief executive officer. Ms. Reed was paid a pro-rated amount of her former base salary. Ms. Reed was eligible to participate in the benefit plans and programs offered to all employees. After March 15, 2008, Ms. Reed was not eligible for the Executive Incentive Compensation Plan, Executive Severance Plan or Executive Change in Control Severance Plan.

Annual Bonuses

The executive officers of the Company, including the named executive officers, are eligible each year for an annual cash bonus pursuant to the Company’s Executive Incentive Compensation Plan. The Executive Incentive Compensation Plan operates as a part of the Company’s broad-based Annual Incentive Plan. In order to provide the Compensation Committee with the flexibility to reward executives for superior performance while maintaining compliance with the requirements of Section 162(m) of the Internal Revenue Code, the Executive Incentive Compensation Plan establishes a maximum award and the Compensation Committee can and does exercise negative discretion on the maximum award to further align each individual’s bonus with the individual’s performance. In arriving at the actual bonus for a particular executive, the Compensation Committee considers the target bonus multiplied by the overall bonus funding percentage (described below) and adjusts the amount upwardly or downwardly to reflect the executive’s overall contribution to the Company. Unlike bonus pool funding which is formulaic, the Compensation Committee exercises discretion and judgment in determining individual bonus awards.

Bonus Pool—Company Funding

The performance goals for 2008 were earnings per share (excluding the amortization of intangible assets that existed at the time that Medco became a publicly traded company), net-new sales, and client retention rate. Each metric, which is described below, is closely tied to the execution of strategic business objectives and in the aggregate are designed to drive shareholder value. Performance goals are established at the beginning of the fiscal year through a process that includes input from senior management and results in a recommendation by the Compensation Committee to the Board of Directors. The goals support the Company’s operating plan and are stretch goals. Maximum plan funding has been attained once in the past five years. For 2008, the target performance goals used to establish the aggregate bonus pool were:

2008 Performance Metric	Target Goal
Earnings Per Share	$2.21
Net-New Sales	$1,250,000,000
Client Retention Rate	96.6%

Earnings Per Share: The growth of earnings per share (excluding the amortization of intangible assets that existed when Medco became a publicly traded company) is closely related to the growth of shareholder value and is an important measure used by the investing community to evaluate our financial performance. The stated intangible asset amortization is excluded because it results from the Merck & Co., Inc. acquisition of Medco in 1993, and is therefore not relevant to current operating performance. Long-term sustained growth should positively impact our share price and market capitalization. Target EPS for 2008 was $2.21. The Company exceeded the maximum target for this metric.

Net-New Sales: The Company’s success depends on revenues generated from its customers, or clients. Net-new sales is a key measure of the strategic goal of increasing revenue. Net-new sales represent the fiscal year impact of new sales, the net growth in lives from our existing clients, and the incremental effect of prior mid-year new clients, offset by lost sales from terminated accounts. Target net-new sales for 2008 was $1,250,000,000. The Company exceeded the maximum target for this metric.

Client Retention Rate: In past years, client and member satisfaction were included as individual performance metrics and measured by client and member survey results. Client satisfaction and member satisfaction are important performance measures because they are both leading indicators of our ability to retain, expand and renew existing clients and maintain a reputation that attracts new clients. As performance against these measures increased, the difference between threshold and maximum performance became compressed. In response to this, the Compensation Committee and Board of Directors included client retention rate as a new metric because it reflected client and member satisfaction yet offered a wider band of performance outcomes between threshold and maximum performance. Client retention rate is measured as prior year billed drug spend, less drug spend from lost business, for 1/2/08 to 1/1/09 (the measurement period for the Annual Incentive Plan), divided by prior year billed drug spend. Target retention rate for 2008 was 96.6%. This goal was not attained.

The chart below summarizes the relative weighting of the 2008 performance goals and funding levels.

Annual Incentive Plan 2008 Performance Goal Weighting
Goal	Threshold	Target	Maximum
Earnings Per Share*	25.0%	50.0%	75.0%
Net-New Sales	17.5%	35.0%	52.5%
Client Retention Rate	7.5%	15.0%	22.5%
Total Funding	50.0%	100.0%	150.0%
* Excluding the amortization of intangible assets that existed at the time that Medco became a publicly traded company.

Individual Bonus—2008 Targets

Target bonus opportunities are generally set at the 50th percentile of competitive compensation practices. Since market compensation practices, including incentive opportunity, differ by job, our target bonus opportunities as a percentage of base salary vary for our named executive officers (see the table below). The Compensation Committee works with its compensation consultant to develop a target bonus recommendation for Mr. Snow. Management develops recommended targets for the other named executive officers based on competitive market data and these recommendations are reviewed by the Committee with assistance from its compensation consultant. All recommendations are submitted to the Board of Directors for final approval.

While the overall Annual Incentive Plan bonus funding is capped at 150% of target funding, individual awards for the named executive officers are capped under the Executive Incentive Compensation Plan at 250% of their target bonus opportunity. For 2008, the target bonus opportunities (expressed as a percentage of base salary) for the named executive officers were as follows:

	Target Bonus (as a percentage of base salary)	Maximum Bonus 250% of Target (as a percentage of base salary)
Chief Executive Officer	130%	325.0%
President and Chief Operating Officer	85%	212.5%
Chief Financial Officer	80%	200.0%
Other named executive officers	75%	187.5%

2008 Annual Bonuses for Named Executive Officers

For 2008, the Annual Incentive Plan funded at 127.5% of target, representing maximum funding for Earnings Per Share and Net-New Sales. Although the Company had strong overall performance results in 2008 and positive net-new sales, client losses between 1/2/08 to 1/1/09 (the measurement period for the Annual

Incentive Plan), resulted in no funding for the client retention rate metric, the smallest component of the bonus pool. The Committee recommended and the Board approved payments under the Executive Incentive Compensation Plan for 2008 performance which were paid on March 11, 2009.

As a result of their performance and their contribution to the Company’s financial results, the named executive officers were paid bonuses at a higher percentage of target than the funding percentage. As described above, ultimate bonus decisions reflect a subjective evaluation of individual performance against quantitative and qualitative goals and objectives. Consistent with the Committee’s past practice, the actual bonus payments reflected in the table differentiate between executives based on individual performance.

Name	2008 Bonus
Mr. Snow	$3,000,000
Mr. Klepper	$1,100,000
Mr. Wentworth	$750,000
Mr. Driscoll	$650,000
Mr. Rubino	$550,000

In making its recommendation, the Compensation Committee considered a variety of accomplishments by each named executive officer during the fiscal year. In particular, the Committee reviewed the outcome of the key drivers of the business including net-new sales, generic dispensing rates, mail growth, specialty pharmacy, clinical innovation, international expansion and Senior Solutions. The Committee rewarded Mr. Snow and the other named executive officers for their contribution to these results. The Committee evaluated Mr. Snow’s performance, and for the other named executive officers, the Committee considered their performance against stated goals and objectives along with Mr. Snow’s assessment of their performance. For Mr. Snow, the Compensation Committee considered the Company’s outstanding operational and financial performance results and Mr. Snow’s leadership in achieving these results. In recommending a higher bonus for 2008 than was paid to Mr. Snow for 2007, the Compensation Committee considered the difficulty of achieving 2008 performance goals compared to 2007 and determined that a higher bonus was warranted. Finally, the Compensation Committee also considered the bonus funding level for the Company and the average funding for the executive team. The Compensation Committee believed that the strength of Mr. Snow’s contributions supported a bonus higher than the average funding level for his executive team.

Ms. Reed retired from her position as Senior Vice President, Finance and Chief Financial Officer in March 2008. As a result she did not participate in the Executive Incentive Compensation Plan in 2008. Ms. Reed continued her employment on a part-time basis in a special advisory role and worked on a number of important strategic matters during 2008. Ms. Reed received a discretionary bonus payment of $150,000 for 2008 reflecting her continued contribution to the success of the Company.

Long-term Incentive Compensation

The present value of long-term incentives generally account for 70% of Mr. Snow’s total target compensation and 65% of total target compensation for the other executive officers, including the named executive officers.

Mix of Restricted Stock Units and Stock Options

The Company’s long-term incentive program for the named executive officers takes the form of a combination of stock options and restricted stock unit grants. For the named executive officers other than Mr. Snow, the grants made in 2008 were approximately 65% of the value in options and 35% of the value in restricted stock units. Since fewer restricted stock units are used to deliver the same value as stock options, this approach helps us manage the number of shares granted under our stock incentive plans. In addition, restricted stock units promote retention because they use cliff vesting (100% after three years of service after the grant) and they retain value even when market volatility and other economic factors beyond management’s control causes a drop in the company’s stock price that does not reflect operating performance. Mr. Snow’s grants were weighted 80% of the value in stock options and 20% of the value in restricted stock units to align his total compensation closer to the interests of the Company’s shareholders.

2008 Long-term Incentives

In 2008, the Compensation Committee recommended the stock option and restricted stock unit awards for the named executive officers identified in the Grants of Plan-Based Awards table. In making its recommendations, the Compensation Committee considered competitive market data on total compensation packages at the Peer Group, the current and future contributions of the executive officers and, except in the case of the award to Mr. Snow, the recommendations of Mr. Snow. Ms. Reed did not receive long-term awards in 2008. All awards were approved by the Board of Directors.

All stock options were granted with an exercise price equal to the closing price of the Company’s common stock on the grant date. Options vest in three annual installments. Generally, upon termination of employment, unvested options are forfeited and vested options remain exercisable for a limited period of time (three months or six months depending on the circumstances of the termination). Options are generally not forfeited in the case of death or disability, though they only remain outstanding for a limited period.

Restricted stock units are subject to three year cliff vesting. That means that they vest 100% on the third anniversary of their grant. Restricted stock units provide for pro-rated vesting in the case of separation but are forfeited if the executive voluntarily resigns. Restricted stock units granted to executive officers do not provide for accelerated payment, except in the case of death or a termination of employment following a change in control. Executive officers may defer payment of restricted stock units at their election. Deferred restricted stock units are paid in shares on a one for one basis and are automatically paid out on the death of an executive. No additional earnings (either in the form of accrued dividends or dividend equivalents) are paid on deferred restricted stock units.

Stock Ownership and Holding Policy

Executive officers (including the named executive officers) and other senior executives are subject to mandatory share ownership guidelines. Executives are not required to purchase Company stock and there is no deadline for achieving the target. However, each time an executive acquires shares through Company stock plans, such as by exercising a stock option, the executive is required to retain a percentage of the net profit shares (i.e., shares remaining after the payment of the exercise price and taxes) until the executive reaches the stock ownership target. The ownership guidelines apply during the executive’s employment and for six months after they cease to be subject to the guidelines, such as when their employment ends.

The following table summarizes the stock ownership guidelines and holding periods applicable to all executives covered by our stock ownership policy:

	Ownership Target (Multiple of Salary)	Retention Ratio Until Stock Ownership Target Achieved
Chairman & CEO	5.0x	100%
Executive Officers	3.0x	75%
Other Senior Officers	1.5x	75%

Benefits and Perquisites

With limited exceptions, the Committee’s policy is to provide benefits to executive officers that are the same as those offered to all employees of the Company. We provide comprehensive health benefits, as well as life insurance and a disability program for all benefits-eligible employees, including the named executive officers. In addition, we offer retirement benefits through a 401(k) savings plan and a qualified and non-qualified cash balance retirement plan to a broad employee population, including the named executive officers. Our retirement plan benefits are based on base salary; bonus, stock option gain and other incentive compensation is not taken into account under our retirement plans. We review our benefit plans in comparison to those offered by the companies we compete with for talent. The named executive officers do not receive any special life, health or retirement benefits.

We provide annual physical health exams for our senior executives, including the named executive officers. Under that program, our senior executives can receive a comprehensive physical at a contracted executive health facility. Alternatively, we will pay up to the contracted rate for a similar examination at a facility selected by the executive. We provide physicals because the ongoing health and well being of our executives is critically important to our long-term success. Mr. Snow, Mr. Driscoll and Ms. Reed received an annual physical exam under the executive program.

We lease a corporate aircraft for the exclusive business use of our employees, including but not limited to the named executive officers. Personal use of the aircraft is not permitted under company policy. We also maintain two corporate apartments for use by our employees broadly. We lease an apartment in Memphis, Tennessee and we own an apartment in Mahwah, New Jersey. Corporate apartments located near our headquarters in New Jersey and Accredo’s headquarters in Memphis, Tennessee are cost effective when compared to hotel expenses or longer term efficiency lodging. During a portion of 2008, Mr. Wentworth served as the chief executive officer of Accredo and he traveled regularly to Memphis. During that time, Mr. Wentworth used the corporate apartment in Memphis. None of the other named executive officers used either apartment during 2008.

We fund two charitable giving programs for our employees administered through the United Way. One program matches employee contributions up to $10,000 annually for charities providing health or human services. The employees direct the charitable donations. The other program matches contributions our employees make to the Medco Political Action Committee (PAC) up to $5,000 annually, the maximum amount that can be contributed to the PAC. The matching funds are contributed to a charitable fund account that can be used by the employee to make donations to any qualified 501(c)(3) charitable organization. The named executive officers are not eligible for matching funds related to their PAC contributions; however, if an executive makes the maximum allowable contribution, the Company will match contributions made by their spouse up to $5,000. In 2008, Mr. Snow, Mr. Wentworth and their spouses each contributed $5,000 to Medco’s PAC. Mrs. Snow and Mrs. Wentworth each received a contribution to their charitable giving fund of $5,000.

Mr. Snow has been provided with an automobile allowance in accordance with his employment agreement (see “Employment Agreement with David B. Snow, Jr.” on page 43 of this Proxy Statement). Mr. Snow is also entitled to be reimbursed for up to $10,000 for financial planning and tax preparation services. In 2008, Mr. Snow received $22,620 for his annual car allowance and was reimbursed $10,000 for financial planning.

Severance and Change in Control Benefits

We maintain an executive severance plan for our most senior executives, including the named executive officers (other than Mr. Snow who has severance and change in control protections through his employment agreement, see “Employment Agreement with David B. Snow, Jr.” on page 43 of this Proxy Statement). The plan provides for salary and benefit continuation for a one-year period and a pro rata bonus following termination of employment without cause. We also maintain an executive change in control severance plan that provides enhanced benefits to executive officers (other than Mr. Snow) who are terminated in connection with a change in control. Payments and benefits under the change in control plan are inclusive of the regular severance benefits and include a prorated bonus for the year of the executive’s termination of employment, severance pay equal to two times the executive’s base salary and annual bonus, and continued health benefits for 12 months. All severance payments are conditioned on the executive signing a general release of claims and agreeing to the terms of certain restrictive covenants regarding non-competition, non-solicitation and confidentiality. Severance pay is made in installments, in part to support the enforcement of the restrictive covenants. Finally, an executive can only receive payments from one of the severance plans and neither plan provides for golden parachute gross-up payments.

We maintain the severance plans for several reasons. First, a basic severance plan is necessary at the senior level to attract and retain talent. Second, we recognize that senior executives who lose their jobs will need a period of time to find subsequent employment. The change in control benefit provides an additional level of financial security for our most senior executives. These are the executives who could be asked to evaluate a transaction that may maximize shareholder value while resulting in the elimination of their jobs. The change in control plan is intended to minimize the distraction caused by concerns over personal financial security in the context of a change in control. The change in control benefits, including any accelerated vesting of equity awards, are subject to both a change in control and loss of employment.

Mr. Snow’s employment agreement, which expires March 31, 2012, provides for lump sum severance pay and benefits. Severance pay of two times base salary and annual bonus, and continued health benefits for 12 months is payable if he is terminated without cause. Severance pay is increased to three times base salary and annual bonus if Mr. Snow’s employment is terminated in connection with a change in control. Severance is limited to one times base salary and annual bonus if Mr. Snow’s employment terminates as a result of his disability. In order to comply with IRS regulations, payments are deferred for six months following termination of employment. Mr. Snow is subject to a two year non-compete and non-solicitation agreement and the payment of severance is also subject to him signing a general release of claims. Mr. Snow is not entitled to a gross-up for golden parachute payments.

Equity Grant Practices

In 2006, in order to insure that equity awards were not granted during regularly established blackout periods, the Board of Directors established the following grant practices for discretionary stock option and restricted stock unit awards: Annual grants are made on the last Friday of February. Quarterly grants are made on the last Friday of February, May, August and November. New hire grants are always made on the quarterly grant date that follows the employee’s first day of work. Grants are made after earnings are released. Grants to directors occur on the date of the Annual Meeting of Shareholders, a date that is established a year in advance. In addition, stock options are granted with an exercise price equal to the closing price of our stock on the day of the grant. We do not make discretionary grants on any other dates.

Recoupment Policy

In 2007, the Board of Directors adopted a policy regarding recoupment of compensation. In addition to the requirements of Sarbanes-Oxley, if the Board determines that any bonus, incentive payment, equity award or other compensation has been awarded or received by an executive officer of the Company, and that such compensation was based on any financial results or operating metrics that were satisfied as a result of such officer’s knowing or intentional fraudulent or illegal conduct, then the Company will seek to recover from the officer such compensation as it deems appropriate under the circumstances and as permitted by law.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation Committee designs certain components of executive compensation to permit full deductibility. However, shareholder interests are at times best served by not restricting the Compensation Committee’s discretion and flexibility in developing compensation programs, even though the programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible. Stock options and bonuses paid under the Executive Incentive Compensation Plan and the Executive Annual Incentive Plan for which shareholder approval is being requested are designed to qualify as performance-based compensation. Base salary, restricted stock units and discretionary bonuses do not qualify as performance-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that begins on page 25 of this Proxy Statement. Based on the Compensation Committee’s review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

John L. Cassis (Chairman)

Howard W. Barker, Jr., CPA

Charles M. Lillis, Ph.D.

Myrtle S. Potter

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, this Compensation Committee Report does not constitute soliciting material and shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 27, 2008. Payments under the Company’s Executive Incentive Compensation Plan (EIP) are reported under the column captioned “Non-Equity Incentive Plan Compensation.” Amounts listed under that column were paid on March 11, 2009 in respect of 2008 performance. The Summary Compensation Table and the tables below report actual salary paid during calendar year 2008, the March 2009 bonus payment (for 2008 performance) and stock options and restricted stock units granted in February 2008.

SUMMARY COMPENSATION TABLE

Name and Principle Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)(2)	Stock Awards ($) (e)(3)	Option Awards ($) (f)(4)	Non-Equity Incentive Plan Compensation ($) (g)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(6)	All Other Compensation ($) (i)(7)	Total ($) (j)
David B. Snow, Jr.	2008	$1,281,542	—	$2,233,117	$6,518,336	$3,000,000	$51,242	$50,006	$13,134,243
Chairman and Chief Executive Officer(8)	2007	$1,273,204	—	$2,218,625	$4,405,330	$2,600,000	$48,314	$43,374	$10,588,847
	2006	$1,183,224	—	$2,090,786	$4,079,047	$1,700,000	$42,215	$44,809	$9,140,081

Kenneth O. Klepper	2008	$756,724	—	$1,382,149	$1,704,934	$1,100,000	$29,319	$11,529	$4,984,655
President and Chief Operating Officer(9)	2007	$738,368	—	$1,167,096	$1,290,963	$1,100,000	$27,651	$11,221	$4,335,249
	2006	$673,158	—	$835,192	$1,849,942	$725,000	$22,790	$11,519	$4,117,601

Timothy C. Wentworth	2008	$542,135	—	$858,635	$1,048,948	$750,000	$23,662	$31,618	$3,254,998
Group President, Employer Accounts(10)	2007	$526,835	—	$634,486	$591,700	$500,000	$23,047	$31,725	$2,307,793
	2006	$445,169		$376,847	$602,625	$305,000	$18,464	$19,386	$1,767,491

John P. Driscoll	2008	$519,388	—	$906,487	$1,117,215	$650,000	$20,373	$11,173	$3,224,636
President, New Markets(11)	2007	$463,394	$33,700	$660,895	$623,956	$666,300	$16,112	$10,746	$2,475,103
	2006	$386,881	—	$325,515	$771,372	$365,000	$13,971	$10,842	$1,873,581

Richard J. Rubino	2008	$395,380	—	$329,585	$433,228	$550,000	$17,633	$10,838	$1,736,664
Senior Vice President, Finance and Chief Financial Officer(12)	2007	$303,281	—	$229,607	$195,864	$230,000	$17,379	$10,568	$986,699
	2006	$261,282		$140,569	$191,934	$180,000	$15,531	$2,161	$791,477

JoAnn A. Reed	2008	$404,584	$150,000	$633,602	$651,643	—	$32,556	$11,251	$1,883,636
Senior Vice President, Finance and Chief Financial Officer(13)	2007	$546,442	—	$600,232	$571,228	$750,000	$31,088	$10,908	$2,509,898
	2006	$486,619	—	$304,157	$564,513	$400,000	$26,651	$11,073	$1,793,014

1.	Each of the named executive officers contributed a portion of his or her salary to the Company’s 401(k) Savings Plan.
2.	Under the SEC’s disclosure rules, the term “bonus” does not include awards that are performance-based. As a result of this definition, payments under the Company’s Executive Incentive Compensation Plan (EIP) are not considered “bonus” and are reported under the column captioned “Non-Equity Incentive Plan Compensation.”
3.

The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes, excluding the impact of forfeitures, for the applicable fiscal year, in accordance with FAS 123R for awards of restricted stock units granted pursuant to the 2002

Stock Incentive Plan and thus may include amounts from awards granted in and prior to the applicable year. Certain assumptions used in the calculation of these amounts are described in Note 10, “Stock-Based Compensation,” to the Company’s audited financial statements for the fiscal year ended December 27, 2008 and included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2009. Restricted stock units do not provide for dividend equivalents.

4.	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes, excluding the impact of forfeitures, for the applicable fiscal year, in accordance with FAS 123R for options granted pursuant to the 2002 Stock Incentive Plan and thus may include amounts from options granted in and prior to the applicable year. Certain assumptions used in the calculation of these amounts are set forth below and are described in Note 10, “Stock-Based Compensation,” to the Company’s audited financial statements for the fiscal year ended December 27, 2008 and included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2009. In addition, the table below sets forth weighted average Black-Scholes assumptions, as well as the specific Black-Scholes assumptions for the various grants.

Option Valuation Black-Scholes Assumptions
	Dividend Yield	Risk-Free Interest Rate	Volatility	Expected Life
2006 Weighted Average Assumptions	0	4.6%	32.0%	4.8
3/3/2006 Annual Grant	0	4.6%	32.0%	6.2

2007 Weighted Average Assumptions	0	4.7%	29.0%	5.0
2/23/2007 Annual Grant	0	4.7%	29.0%	5.8
8/31/2007 Mid-Year Grant	0	4.3%	29.0%	5.8

2008 Weighted Average Assumptions	0	2.8%	27.0%	5.0
2/22/2008 Annual Grant	0	3.1%	27.0%	5.4

5.	The amounts in column (g) reflect the cash awards to the named executive officers under the EIP, which is discussed in further detail on page 28 of this Proxy Statement under the heading “Annual Bonuses.”
6.	The amounts in column (h) reflect the increase in the cash balance account value under the Company’s Cash Balance Retirement Plan and Supplemental Executive Retirement Plan.
7.	The amounts in column (i) All Other Compensation are detailed below for 2008:

Name	Company Matching Contribution under the 401(k) Savings Plan	Life Insurance Premiums for Basic Life Under the Group Term Insurance Program	Financial Planning & Car Allowance Paid	PAC Charitable Giving Contribution Account for Spouse	Memphis Apartment Expense	Total
David B. Snow, Jr.	$10,350	$2,036	$32,620	$5,000	—	$50,006
Kenneth O. Klepper	$10,350	$1,179	—	—	—	$11,529
Timothy C. Wentworth	$10,350	$861	—	$5,000	$15,407	$31,618
John P. Driscoll	$10,350	$823	—	—	—	$11,173
Richard J. Rubino	$10,350	$488	—	—	—	$10,838
JoAnn A. Reed	$10,350	$901	—	—	—	$11,251

8.	Mr. Snow’s current position became effective March 1, 2006. Mr. Snow commenced his employment on March 31, 2003 as Chief Executive Officer and President. On June 9, 2003, Mr. Snow was appointed Chairman of the Board of Directors. The amounts disclosed for Mr. Snow’s car allowance and financial planning are the total amounts reimbursed pursuant to Mr. Snow’s employment agreement. Mr. Snow does not receive any compensation for his services as a director of the Company. Mr. Snow’s spouse contributed to Medco’s PAC and Medco established a charitable giving account for $5,000 that she may direct.
9.	Mr. Klepper’s current position became effective March 1, 2006. Prior to that date, Mr. Klepper served as Executive Vice President and Chief Operating Officer.
10.	Mr. Wentworth’s position became effective October 1, 2008. From April 1, 2006 to October 1, 2008, Mr. Wentworth served as the Chief Executive Officer of our subsidiary, Accredo Health, Incorporated. Mr. Wentworth’s spouse contributed to Medco’s PAC and Medco established a charitable giving account for $5,000 that she may direct. During 2008, Mr. Wentworth used the apartment the company leases in Memphis. The amount reported reflects the monthly rental and utility expenses for the apartment.
11.	Mr. Driscoll’s current position became effective June 1, 2006. Prior to that date, Mr. Driscoll served as Senior Vice President, Product and Business Development.
12.	Mr. Rubino’s position became effective March 15, 2008. Prior to that, Mr. Rubino served as the Senior Vice President and Controller.
13.	Ms. Reed retired from her position as Senior Vice President, Finance and Chief Financial Officer on March 15, 2008. She has continued to serve the Company as a special advisor and was paid a pro-rated portion of her base salary based on the number of hours worked. Ms. Reed continued to participate in the benefit plans and programs offered by the Company to all employees. After March 15, 2008, Ms. Reed was not eligible to participate in the Executive Severance Plan or Executive Change in Control Severance Plan.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	BOD Meeting Date (c)(1)	Potential Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (g) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (h)(4)	Exercise or Base Price of Option Awards ($/Sh) (i)	Grant Date Fair Value ($) (j)
			Threshold ($) (d)(2)	Target ($) (e)(2)	Maximum ($) (f)(2)
David B. Snow, Jr.	—	—	$845,000	$1,690,000	$4,225,000	—	—	—	—
	2/22/2008	2/14/2008	—	—	—	39,600	510,900	$50.35	$9,980,820
Kenneth O. Klepper	—	—	$332,605	$665,210	$1,663,025	—	—	—	—
	2/22/2008	2/14/2008	—	—	—	23,320	143,280	$50.35	$3,414,075
Timothy C. Wentworth	—	—	$212,438	$424,875	$1,062,188	—	—	—	—
	2/22/2008	2/14/2008	—	—	—	13,720	84,280	$50.35	$2,008,361
John P. Driscoll	—	—	$204,150	$408,300	$1,020,750	—	—	—	—
	2/22/2008	2/14/2008	—	—	—	15,090	92,710	$50.35	$2,209,128
Richard J. Rubino	—	—	$180,320	$360,640	$901,600	—	—	—	—
	2/22/2008	2/14/2008	—	—	—	9,600	59,000	$50.35	$1,361,011
JoAnn A. Reed(5)	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

1.	The Board of Directors held a meeting on January 30, 2008 at which it approved the dollar value of the awards reported in the Grants of Plan-Based Awards table. The Board’s action required the equity awards to be granted on the regular annual grant date which was February 22, 2008. The Board also authorized the Compensation Committee to meet closer to the grant date and fix the number of shares needed to deliver the equity award value approved by the Board of Directors. The Compensation Committee met on February 14, 2008 and approved the actual number of shares to be granted in respect of the equity awards approved by the Board of Directors and reflected in the table. The grant date for FAS 123R purposes is February 22, 2008 and the options have an exercise price equal to the closing price of our common stock on February 22, 2008. For more details regarding our equity compensation grant practices and the pre-established grant dates established by the Board of Directors, see “Equity Grant Practices” on page 33 of this Proxy Statement.
2.	The amounts in column (d) reflect the minimum payment level under the Company’s EIP, which is 50 percent of the target amount. No amounts are paid if the threshold performance level of 50 percent is not attained. The EIP permits maximum awards of up to 250% of target. The actual award to each executive officer is based on individual performance against goals and objectives and may be more or less than the award funded by corporate performance. For a thorough discussion of the EIP, see “Annual Bonuses” on page 28 of this Proxy Statement.
3.	The amounts in column (g) reflect the number of restricted stock units granted to each named executive officer under the 2002 Stock Incentive Plan. Restricted stock units vest in one installment on the third anniversary of grant, subject to continued employment. Restricted stock units also vest in full upon disability, death or termination of employment following a change in control. A prorated portion vests if the executive’s employment is terminated without cause. Unvested restricted stock units are forfeited upon any other termination of employment. Upon vesting, restricted stock units convert into shares of Company stock. The executives may elect to defer payment of restricted stock units. Restricted stock units do not provide for dividend equivalents.
4.	The amounts in column (h) reflect the number of stock options granted to each named executive officer under the 2002 Stock Incentive Plan. The options vest in three installments beginning on the first anniversary of the grant. In the case of termination of employment following a change in control, unvested options will vest and remain exercisable for two years. In the case of death, the next installment vests and the remaining unvested options terminate. In all other cases, the unvested options terminate upon termination of employment. Vested options remain exercisable for a stated period ranging from 90 days to two years depending on the circumstances of the termination.
5.	Ms. Reed retired from her position as Senior Vice President, Finance and Chief Financial Officer effective March 15, 2008. Ms. Reed did not participate in the EIP for 2008 and she did not receive stock awards in 2008.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)(3)
David B. Snow, Jr.	2/22/2008			510,900	$50.35	2/21/2018	39,600	$1,674,288
	2/23/2007	217,710		435,420	$33.70	2/22/2017	56,790	$2,401,081
	3/3/2006	246,666		123,334	$29.24	3/2/2016	93,600	$3,957,408
	2/25/2005	385,200			$22.10	2/24/2015
	2/27/2004	476,200			$16.26	2/26/2014

Kenneth O. Klepper	2/22/2008			143,280	$50.35	2/21/2018	23,320	$985,970
	8/31/2007	6,372		12,748	$42.73	8/30/2017	6,700	$283,276
	2/23/2007	37,740		75,480	$33.70	2/22/2017	39,780	$1,681,898
	3/3/2006	81,600		40,800	$29.24	3/2/2016	47,600	$2,012,528
	2/25/2005	99,400			$22.10	2/24/2015
	2/27/2004	53,334			$16.26	2/26/2014

Timothy C. Wentworth	2/22/2008			84,280	$50.35	2/21/2018	13,720	$580,082
	8/31/2007	14,152		28,308	$42.73	8/30/2017	14,860	$628,281
	2/23/2007	14,676		29,354	$33.70	2/22/2017	15,470	$654,072
	3/3/2006			22,320	$29.24	3/2/2016	26,040	$1,100,971

John P. Driscoll	2/22/2008			92,710	$50.35	2/21/2018	15,090	$638,005
	8/31/2007	12,932		25,868	$42.73	8/30/2017	13,580	$574,162
	2/23/2007	24,320		48,640	$33.70	2/22/2017	25,640	$1,084,059
	3/3/2006	32,640		16,320	$29.24	3/2/2016	19,040	$805,011
	2/25/2005	18,934			$22.10	2/24/2015

Richard J. Rubino	2/22/2008			59,000	$50.35	2/21/2018	9,600	$405,888
	8/31/2007	1,612		3,228	$42.73	8/30/2017	1,700	$71,876
	2/23/2007	6,920		13,840	$33.70	2/22/2017	7,290	$308,221
	3/3/2006	13,440		6,720	$29.24	3/2/2016	7,840	$331,475
	2/25/2005	8,520			$22.10	2/24/2015

JoAnn A. Reed	8/31/2007	11,700		23,400	$42.73	8/30/2017	12,280	$519,198
	2/23/2007	20,966		41,934	$33.70	2/22/2017	22,100	$934,388
	3/3/2006	32,640		16,320	$29.24	3/2/2016	19,040	$805,011
	2/25/2005	49,700			$22.10	2/24/2015
	2/27/2004	136,000			$16.26	2/26/2014
	8/26/2003	455,000	(4)		$13.46	8/25/2013

1.	Except as specifically footnoted, option grants vest in three annual installments beginning on the first anniversary of the date of grant, subject to continued employment.
2.	All restricted stock unit awards reflected in column (f) vest 100% on the third anniversary of the date of grant, subject to continued employment.
3.	The amounts in column (g) reflect the market value of the units at the closing stock price on December 26, 2008 ($42.28), the last trading day of the fiscal year.
4.	This option grant vested 100% on August 26, 2005.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)(1)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)(2)	Value Realized on Vesting ($) (e)(3)
David B. Snow, Jr.(4)	—	—	105,200	$5,129,552
Kenneth O. Klepper	—	—	40,600	$1,979,656
Timothy C. Wentworth	18,324	$523,150	22,450	$1,094,662
	44,640	$955,742
John P. Driscoll(5)	—	—	23,200	$1,131,232
Richard J. Rubino	—	—	10,440	$509,054
JoAnn A. Reed	—	—	20,300	$989,828

1.	The value realized on exercise is based on the actual price at which the executive’s exercise settled. Each executive officer is subject to stock ownership guidelines that require the executive to retain a portion of their profit shares on exercise until the target guideline has been attained. See “Stock Ownership and Holding Policy” on page 31 of this Proxy Statement. Mr. Wentworth’s option exercises with respect to 18,324 and 44,640 shares occurred after he satisfied his guideline and, as a result, Mr. Wentworth sold those shares upon exercise.
2.	The restricted stock units in column (d) vested 100% on February 25, 2008.
3.	The amount in column (e) reflects the market value of the restricted stock units from column (d) at the closing stock price on February 25, 2008 ($48.76).
4.	A restricted stock unit with respect to 105,200 shares of the Company’s common stock granted to Mr. Snow vested on February 25, 2008. Mr. Snow deferred 100,564 shares of that award until six months after termination of employment. Most of his remaining shares were withheld to pay taxes. Based on a closing price of $48.76 on February 25, 2008, Mr. Snow’s deferral had an aggregate value of $4,903,501. The change in value from the date of the deferral through the end of the fiscal year is reported in the Nonqualified Deferred Compensation table on page 41 of this Proxy Statement.
5.	A restricted stock unit with respect to 23,200 shares of the Company’s common stock granted to Mr. Driscoll vested on February 25, 2008. Partial receipt was deferred by Mr. Driscoll until six months after termination of employment. Mr. Driscoll deferred 22,150 shares of Company common stock. Based on a closing price of $48.76 on February 25, 2008, Mr. Driscoll’s deferral had an aggregate value of $1,080,034. The change in value from the date of the deferral through the end of the fiscal year is reported in the Nonqualified Deferred Compensation table on page 41 of this Proxy Statement.

Nonqualified Deferred Compensation

The named executive officers are permitted to elect to defer payment of restricted stock units. Deferral elections are generally required to be made prior to grant, however, as permitted under the Internal Revenue Code, changes to deferral elections are permitted through the year prior to vesting. Executives may defer receipt to a specified date or until six months after termination of employment. Deferred restricted stock units are paid in shares on a one for one basis and are automatically paid out on the death of an executive. No additional earnings (either in the form of accrued dividends or dividend equivalents) are paid on deferred restricted stock units.

Name (a)	Executive Contributions in Last FY ($) (b)(5)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(6)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(7)
David B. Snow, Jr(1)	$4,903,501	—	$(651,655)	—	$4,251,846
Kenneth O. Klepper(2)	—	—	$(404,500)	—	$2,114,000
Timothy C. Wentworth(3)	—	—	$(286,386)	—	$1,496,712
John P. Driscoll(4)	$1,080,034	—	$(143,532)	—	$936,502
Richard J. Rubino	—	—	—	—	—
JoAnn A. Reed	—	—	—	—	—

1.	Mr. Snow elected to defer payment of 100,564 restricted stock units that vested on February 25, 2008 until six months after his termination of employment. Deferred restricted stock units are paid in shares of Medco stock. Each unit is equivalent to one share of stock. Of the amount reported in columns (b) and (f), $129,133 was reported in column (e) of the Summary Compensation Table on page 36 of this Proxy Statement, for the 2008 fiscal year. Of the amount reported in column (f), $774,798 was reported in column (e) of the Summary Compensation Table for the 2007 and 2006 fiscal years.
2.	Mr. Klepper elected to defer payment of 50,000 restricted stock units that vested on August 26, 2006 until six months after his termination of employment. Deferred restricted stock units are paid in shares of Medco stock. Each unit is equivalent to one share of stock. Of the amount reported in column (f), $149,566 was reported in column (e) of the Summary Compensation Table for the 2006 fiscal year.
3.	Mr. Wentworth elected to defer payment of 35,400 restricted stock units that vested on August 26, 2005 until six months after his termination of employment. Each unit is equivalent to one share of stock.
4.	Mr. Driscoll elected to defer payment of 22,150 restricted stock units that vested on February 25, 2008 until six months after his termination of employment. Deferred restricted stock units are paid in shares of Medco stock. Each unit is equivalent to one share of stock. Of the amounts reported in columns (b) and (f), $28,478 was reported in column (e) of the Summary Compensation Table for the 2008 fiscal year. Of the amount reported in column (f), $170,868 was reported in column (e) of the Summary Compensation Table for the 2007 and 2006 fiscal years.
5.	For Mr. Snow, the amount in column (b) represents the value of the 100,564 shares of Medco common stock underlying Mr. Snow’s vested deferred restricted stock unit at the closing price on February 25, 2008 ($48.76). For Mr. Driscoll, the amount in column (b) represents the value of 22,150 shares of Medco common stock underlying Mr. Driscoll’s vested deferred restricted stock units at the closing price on February 25, 2008 ($48.76).
6.	For Mr. Snow and Mr. Driscoll, the amounts in column (d) represent the difference in the closing price of the shares of Medco common stock underlying vested deferred restricted stock units on the deferral date, February 25, 2008, and December 26, 2008, the last trading day of the fiscal year. For Mr. Klepper and Mr. Wentworth the amounts in column (d) represent the difference in the closing price of shares of Medco common stock underlying vested deferred stock units on December 28, 2007 and December 26, 2008, the last trading day of each fiscal year.
7.	In each case, the amounts in column (f) represent the value of shares of Medco common stock underlying the restricted stock units deferred by the executive valued at the closing price on December 26, 2008 ($42.28), the last trading day of the fiscal year.

Pension Benefits

Medco maintains two defined benefit retirement plans for our employees, the Medco Cash Balance Retirement Plan, a tax-qualified plan covering most Medco employees, and the Medco Health Solutions, Inc. Supplemental Retirement Plan, an unfunded plan that covers all Medco employees whose base salary exceeds the limits established under the Internal Revenue Code. The Medco Supplemental Retirement Plan, which was adopted as of January 1, 1998, is intended to provide benefits that the Medco Cash Balance Retirement Plan does not provide because of those salary limitations. If eligible, an individual participates in both plans as the Medco Supplemental Retirement Plan does not replace the Medco Cash Balance Retirement Plan.

The named executive officers participate in the Medco Cash Balance Retirement Plan and the Medco Supplemental Retirement Plan. A participant’s retirement income is determined as follows: for each calendar year, a participant’s aggregate accrued benefit under the plans, which is stated as an account balance, is increased by a service credit and an interest credit. The service credit is equal to 3.5% of base pay for participants with 10 or less years of service and 4.5% of base pay for participants with more than 10 years of service. Base pay is regular base wages and does not include bonus or option gain. Interest credits are a stated percentage of the accrued benefit. The interest rate is set under the terms of the Plan. For 2008, interest was credited at 3.5%. The plan does not provide for early retirement subsidies. Upon termination of employment, the participant may take an immediate distribution of his or her vested account balance. Effective January 1, 2008 participants vest in their account balance after three years of service. The table below indicates years of service for each named executive officer and the present value of their accrued benefit under each plan. The plans do not provide for an offset for Social Security benefits. Ms. Reed and Mr. Rubino are the only named executive officers with more than 10 years of service. Accordingly, their service credit was equal to 4.5% of base pay while the other named executive officers accrued a benefit at the rate of 3.5% of pay.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)(1)	Payments During Last Fiscal Year ($) (e)
David B. Snow, Jr.	Medco Health Solutions, Inc. Cash Balance Retirement Plan	6	$49,399	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	6	$177,964	—

Kenneth O. Klepper	Medco Health Solutions, Inc. Cash Balance Retirement Plan	6	$49,399	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	6	$71,363	—
Timothy C. Wentworth	Medco Health Solutions, Inc. Cash Balance Retirement Plan	10	$81,481	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	10	$77,523	—

John P. Driscoll	Medco Health Solutions, Inc. Cash Balance Retirement Plan	6	$48,369	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	6	$33,284	—
Richard J. Rubino	Medco Health Solutions, Inc. Cash Balance Retirement Plan	16	$115,541	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	16	$13,837	—

JoAnn A. Reed(2)	Medco Health Solutions, Inc. Cash Balance Retirement Plan	21	$154,968	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	21	$82,515	—

1.	The amount in column (d) reflects each participant’s account balance that has been accrued under the Medco Cash Balance and Supplemental Retirement Plans. A participant’s accrued benefit is increased by service and interest credits. These account balances are as of December 31, 2008 and include service and interest credits through 2008.
2.	As noted in a Form 8-K/A filed on March 19, 2008, Ms. Reed retired from her positions as Senior Vice President, Finance and Chief Financial Officer effective March 15, 2008. However, because she has remained employed as a special advisor, these amounts are not yet payable.

Employment Agreement with David B. Snow, Jr.

Mr. Snow has an employment agreement with the Company that governs the terms of his employment. The agreement was entered into on February 10, 2009 and expires on March 31, 2012. Mr. Snow’s original employment agreement was due to expire in March 2009. The most significant change in the new agreement is the elimination of the tax-gross up for golden parachute payments. Otherwise, the agreements are substantially the same. The employment agreement provides for a base salary of $1,300,000, eligibility for an annual bonus with a target opportunity of 130% of base salary and participation in the Company’s long-term equity plan. In addition, the agreement provides for coverage under the Company’s compensation and benefit programs and also provides for an annual car allowance of $22,620, which is paid in monthly installments and up to $10,000 for financial planning.

The Company may terminate Mr. Snow’s employment at any time with or without cause, and Mr. Snow may terminate his employment with or without good reason (as these terms are defined in the agreement). The payments that would be made to Mr. Snow in connection with the termination of his employment are detailed in the table on page 44 of this proxy statement. Upon any termination of employment, Mr. Snow would also receive payment of his accrued but unused vacation days. Accrued vacation is paid in a lump sum. Vacation days accrue on the first day of each calendar year. Half of each vacation accrual can be carried over through the first quarter of the subsequent year. Mr. Snow would also receive reimbursement of any outstanding business expenses incurred prior to termination (such as travel expenses) and amounts reimbursable under his employment agreement for financial planning.

In addition, upon termination of employment for any reason, Mr. Snow will receive payment of his vested benefits under the company’s pension plans as disclosed in the Pension Benefits table on page 42 of this Proxy Statement. Mr. Snow is fully vested in his pension benefit. Pension benefits are generally paid in a lump sum, however, Mr. Snow could elect to receive his Cash Balance Retirement Plan benefit in installments or have it rolled over into an individual retirement account (IRA). Mr. Snow is fully vested in his 401(k) account balance and that balance can be paid to him upon termination of employment. 401(k) balances can also be rolled over into an IRA or left in the plan to age 65.

The following table sets out the payments that could be paid to Mr. Snow upon a termination of his employment. The amounts shown assume that the termination event occurred on December 31, 2008, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to Mr. Snow upon his termination. The actual amounts to be paid out can only be determined at the time of Mr. Snow’s separation from the Company. Mr. Snow’s current employment agreement, which became effective February 10, 2009, does not provide for a gross-up payment. Although his prior agreement contained a gross-up provision, no gross-up payment would have been due in connection with the change in control payments reflected in the table.

Potential Payments upon Termination or Change in Control as of December 31, 2008

David B. Snow, Jr.

	Voluntary Termination					Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	Good Reason(5)	For Cause Termination(6)	Involuntary Not for Cause Termination(7)	Change in Control(8)
Severance	$0	$0	$0	$3,900,000	$7,800,000	$0	$7,800,000	$11,700,000
Value of Long-term Incentives(9)	$0	$0	$11,509,004	$8,032,777	$5,560,031	$0	$5,560,031	$13,376,947
Post-employment Health Care	$0	$0	$0	$17,177	$17,177	$0	$17,177	$17,177
Life Insurance Proceeds	$0	$0	$1,950,000	$0	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$596,964	$0	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0	$0

Total	$0	$0	$13,459,004	$12,546,918	$13,377,209	$0	$13,377,209	$25,094,125

1.	Upon voluntary termination, Medco’s only obligation is to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All previously vested options remain exercisable for 90 days and all unvested options and restricted stock units are forfeited as of the effective date of the termination.
2.	Upon retirement (assuming he was age 65 and had 6 years of service as of December 31, 2008), Mr. Snow would forfeit his unvested stock options and restricted stock units. Mr. Snow would receive payment of his accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. For purposes of equity awards and post-employment health benefits, “Retirement” is defined as age 60 with at least 15 years of service.
3.	Upon death, Mr. Snow’s beneficiaries would receive payment of the proceeds of company-provided life insurance. Payment of accrued but unused vacation would also be made to his legal representative. In addition, the next vesting installment of the 2006 and 2007 option grants will accelerate and the 2008 option grant will vest in full as of the date of death. The 2006, 2007 and 2008 restricted stock unit grants will vest in full as of the date of death.
4.	Upon termination from the Company by reason of disability, Medco is obligated to pay Mr. Snow severance in an amount equal to one times the sum of current annual base pay plus the last annual bonus. Severance is paid in installments and is conditioned upon Mr. Snow signing a general release of claims and complying with the non-competition and non-solicitation provisions of his employment agreement. In addition, Mr. Snow is entitled to company-paid COBRA benefits for up to 12 months. Mr. Snow would receive monthly disability payments (60% of pay up to $2,000 per month) under a company-provided disability plan to age 65. Medco is also obligated to pay Mr. Snow’s accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2006 and 2007 grants will be forfeited. The unvested portion of the 2008 option grant shall vest as scheduled on the applicable vesting date. The 2006, 2007 and 2008 restricted stock unit grants will continue to vest as scheduled.
5.

Upon termination for “good reason,” Medco is obligated to pay Mr. Snow severance in an amount equal to two times the sum of current annual base pay plus the last annual bonus. Severance is paid in installments and is conditioned upon Mr. Snow signing a general release of claims and complying with the non-competition and non-solicitation provisions of his employment agreement. In addition, Mr. Snow is entitled to company-paid COBRA benefits for up to 12 months. Medco is also obligated to pay Mr. Snow’s accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2006 and 2007 grants will be forfeited as of the effective date of the termination. In addition, the next vesting installment of the 2008 option grant will accelerate as of the date of the effective date of termination. A prorated portion of the 2006, 2007 and 2008 restricted stock unit grants will vest (1/36th for each month between the date of grant and the date of termination) according to the terms and conditions of the grant. “Good Reason” is defined in the employment agreement and generally arises if Medco takes any action that results in a substantial and material diminution in Mr. Snow’s compensation, position, authority, duties or responsibilities, or relocates Mr. Snow without his consent.

6.	Upon termination for “cause,” Medco’s only obligation is to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All previously vested but unexercised options and all unvested options and unvested restricted stock units will be cancelled immediately as of the effective date of the termination. “Cause” is defined in the employment agreement and is generally limited to acts of personal dishonesty or misrepresentation, willful and deliberate violations of obligations under the employment agreement, gross neglect or gross misconduct in carrying out duties and resulting in material economic harm to Medco, or the conviction of, or plea of nolo contendere by, the executive to a felony.

7.

Upon an involuntary termination other than for “cause”, Medco is obligated to pay Mr. Snow severance in an amount equal to two times the sum of current annual base pay plus the last annual bonus. Severance is paid in installments and is conditioned upon Mr. Snow signing a general release of claims and complying with the non-competition and non-solicitation provisions in his employment agreement. In addition, Mr. Snow is entitled to company-paid COBRA benefits for up to 12 months. Medco is also obligated to pay Mr. Snow’s accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2006 and 2007 grants will be forfeited as of the effective date of the termination. In addition, the next vesting installment of the 2008 option grant will accelerate as of the date of the effective date of termination. A prorated portion of the 2006, 2007, and 2008 restricted stock unit grants will vest (1/36th for each month between the date of grant and the date of termination) according to the terms and conditions of the grant.

8.	Upon involuntary termination other than for “cause” within one year following a change in control, Medco is obligated to pay Mr. Snow severance in a lump sum in an amount equal to three times the sum of current annual base pay plus the last annual bonus. Payment of severance is conditioned upon Mr. Snow signing a general release of claims and complying with the non-competition and non-solicitation provisions in his employment agreement. In addition, Mr. Snow is entitled to company-paid COBRA benefits for up to 12 months. Medco is also obligated to pay Mr. Snow’s accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2006, 2007 and 2008 grants and all unvested restricted stock units will be fully vested as of a date of termination occurring within two years after a change in control. The change in control benefits, including any accelerated vesting of equity awards, are subject to both a change in control and loss of employment.
9.	The amounts reported for long-term incentives (stock options and restricted stock units) represent the in-the-money value of stock options and the value of restricted stock units that vest as a result of a termination of employment. The in-the-money value of stock options and the value of restricted stock units is calculated based on the closing stock price on December 26, 2008 ($42.28), the last trading day of the fiscal year. No amount is reported for options or units that were vested prior to December 31, 2008.

Potential Payments Upon Termination or Change in Control as of December 31, 2008

The following description and tables set out the payments that could be paid to the other named executive officers upon a termination of employment. The amounts shown assume that the termination event occurred as of December 31, 2008, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of separation from the Company. Executive officers are not eligible for golden parachute gross-up payments. Ms. Reed’s retirement from her position as Senior Vice President, Finance and Chief Financial Officer was effective March 15, 2008. After that date, Ms. Reed was not eligible to participate in the Executive Severance Plan or Executive Change in Control Severance Plan. As a result, we have not included a table for Ms. Reed. Footnotes to the tables appear after the table for Mr. Rubino.

In addition to the amounts shown below, upon termination of employment for any reason, the executive officers will receive the following:

Pension Benefits: As of December 31, 2008, the named executive officers were fully vested in their pension benefit disclosed in the Pension Benefits table on page 42 of this Proxy Statement. Pension benefits are generally paid in a lump sum, however, the executives could elect to receive their Cash Balance Retirement Plan benefit in installments or have it rolled over into an individual retirement account (IRA).

401(k) Savings Plan: The executives are fully vested in their 401(k) account balances and those balances are eligible for payment upon termination of employment. 401(k) balances can also be rolled over into an IRA or left in the plan to age 65.

Accrued Vacation: Upon termination of employment, the executive officers will receive payment of their accrued but unused vacation days. Accrued vacation is paid in a lump sum. Vacation days accrue on the first day of each calendar year. Generally, half of each vacation accrual can be carried over through the first quarter of the subsequent year. For purposes of these tables, we have assumed that all accrued vacation was used by December 31, 2008. Ms. Reed’s accrued vacation was paid out in 2009 when her part-time schedule was reduced below 25 hours per week consistent with the Company’s vacation policy.

Nonqualified Deferred Compensation: Messrs. Snow, Klepper, Wentworth and Driscoll would receive payment of their deferred vested restricted stock units described in the Nonqualified Deferred Compensation table on page 41 of this Proxy Statement. Payment would be made in shares of company stock six months after termination.

Retirement Treatment: For purposes of the Company’s equity and post-employment health care benefits, an executive is retirement eligible after age 60 with at least 15 years of service. No named executive officer was retirement eligible on December 31, 2008.

Kenneth O. Klepper

Executive Benefits and Payments Upon Termination	Voluntary Termination				Involuntary Termination
	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	For Cause Termination(5)	Involuntary Not for Cause Termination(6)	Change in Control(7)
Severance	$0	$0	$0	$0	$0	$1,882,600	$3,765,200
Value of Long-term Incentives(8)	$0	$0	$5,819,513	$4,963,672	$0	$3,272,424	$6,143,322
Post-employment Health Care	$0	$0	$0	$17,177	$0	$17,177	$17,177
Life Insurance Proceeds	$0	$0	$1,129,000	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$410,574	$0	$0	$0

Total	$0	$0	$6,948,513	$5,391,423	$0	$5,172,201	$9,925,699

Timothy C. Wentworth

Executive Benefits and Payments Upon Termination	Voluntary Termination				Involuntary Termination
	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	For Cause Termination(5)	Involuntary Not for Cause Termination(6)	Change in Control(7)
Severance	$0	$0	$0	$0	$0	$1,066,500	$2,133,000
Value of Long-term Incentives(8)	$0	$0	$3,380,385	$2,963,406	$0	$1,849,304	$3,506,311
Post-employment Health Care	$0	$0	$0	$17,177	$0	$17,177	$17,177
Life Insurance Proceeds	$0	$0	$825,000	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$438,151	$0	$0	$0

Total	$0	$0	$4,205,385	$3,418,734	$0	$2,932,981	$5,656,488

John P. Driscoll

Executive Benefits and Payments Upon Termination	Voluntary Termination				Involuntary Termination
	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	For Cause Termination(5)	Involuntary Not for Cause Termination(6)	Change in Control(7)
Severance	$0	$0	$0	$0	$0	$1,244,400	$2,488,800
Value of Long-term Incentives(8)	$0	$0	$3,522,716	$3,101.237	$0	$1,802,815	$3,731,381
Post-employment Health Care	$0	$0	$0	$17,177	$0	$17,177	$17,177
Life Insurance Proceeds	$0	$0	$788,000	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$421,178	$0	$0	$0

Total	$0	$0	$4,310,716	$3,539,592	$0	$3,064,392	$6,237,358

Richard J. Rubino

Executive Benefits and Payments Upon Termination	Voluntary Termination				Involuntary Termination
	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	For Cause Termination(5)	Involuntary Not for Cause Termination(6)	Change in Control(7)
Severance	$0	$0	$0	$0	$0	$680,800	$1,361,600
Value of Long-term Incentives(8)	$0	$0	$1,264,463	$1,117,460	$0	$636,901	$1,323,836
Post-employment Health Care	$0	$0	$0	$17,177	$0	$17,177	$17,177
Life Insurance Proceeds	$0	$0	$467,000	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$334,793	$0	$0	$0

Total	$0	$0	$1,731,463	$1,469,430	$0	$1,334,878	$2,702,613

1.	Upon voluntary termination, Medco’s only obligation to the executive officer is to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All previously vested options remain exercisable for 90 days and all unvested options and restricted stock units are forfeited as of the effective date of the termination.
2.	Assuming the named executive officer retired on December 31, 2008 at 65 years old with actual years of service, the officer would be eligible to receive accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. In addition, unless the officer had at least 15 years of service, options and restricted stock units are treated as though the executive voluntarily terminated employment. As of December 31, 2008, none of the named executive officers are retirement eligible.
3.	Upon death, the named executive officers’ beneficiaries would receive payment of the proceeds of company-provided life insurance and their legal representatives would receive payment of accrued but unused vacation. In addition, the next vesting installment of the 2006, 2007 and 2008 option grants will accelerate and the 2006, 2007 and 2008 restricted stock unit grants will vest in full as of the date of death.
4.	Upon termination by reason of disability, Medco is obligated to pay accrued but unused vacation. All previously vested options remain exercisable for 90 days and all unvested options granted in 2006 and 2007 are forfeited as of the effective date of the termination. All unvested options granted in 2008 will continue to vest on schedule. The 2006, 2007 and 2008 restricted stock unit grants will continue to vest as scheduled. The named executive officer would receive monthly disability payments (60% of pay up to $2,000 per month) under a company-provided disability plan to age 65. Generally, employees are not formally terminated until they have been disabled for two years under Medco’s long-term disability plan. During that period of inactive service, the employee would receive continued health and life insurance benefits. Health and life insurance benefits terminate upon termination of employment. However, there is no obligation to continue to employ employees (including the named executive officers) during a period of disability and there is no way to determine whether the employment of any of the named executive officers would be continued during a period of disability. For purposes of this chart, we have assumed that formal termination of employment occurred on December 31, 2008.

5.	Upon termination for “cause,” Medco’s only obligation is to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All previously vested but unexercised options and all unvested options and unvested restricted stock units will be cancelled immediately as of the effective date of the termination. “Cause” is specifically defined in the applicable compensation plans and programs. Generally, “cause” is limited to willful misconduct or willful failure to perform duties, gross negligence, or conviction of, or entering a plea to, a felony or crime involving dishonesty.
6.	Upon an involuntary termination other than for “cause,” Medco is obligated to pay the named executive officers severance in an amount equal to one times the sum of current annual base pay plus the last annual bonus. Severance is paid in equal installments over a one-year period on normal payroll dates. Payment of severance is conditioned upon the executive signing a general release of claims and complying with the terms of a non-competition and non-solicitation agreement. In addition, the named executive officers are entitled to continued health coverage for 12 months. Medco is also obligated to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2006 and 2007 grants will be forfeited as of the effective date of the termination. In addition, the next vesting installment of the 2008 option grant will vest as of the separation date. A prorated portion of the 2006, 2007 and 2008 restricted stock unit grants will vest (1/36th for each month between the date of grant and the date of termination) according to the terms and conditions of the grant.
7.	Upon termination of employment within one year of a change in control (other than for “cause” or as a result of death or disability), Medco is obligated to pay the named executive officers severance in an amount equal to two times the sum of current annual base pay plus the last annual bonus. This severance amount is also payable if the executive terminates his or her employment for “good reason” within that one-year period. “Good Reason” is specifically defined in the 2006 Change in Control Executive Severance Plan and generally covers situations in which the executive’s duties, responsibilities or pay opportunity has been significantly reduced. Severance is paid in equal installments over a two-year period on normal payroll dates. Payment of severance is conditioned upon the executive signing a general release of claims and complying with the terms of a non-competition and non-solicitation agreement. In addition, the named executive officers are entitled to continued health coverage for 12 months. Medco is also obligated to pay accrued but unused vacation. All unvested options from the 2006, 2007 and 2008 grants and all unvested restricted stock units will be fully vested in accordance with the terms of the grant following a termination occurring within two years after a change in control. Change in control benefits, including any accelerated vesting of equity awards, are subject to both a change in control and loss of employment.
8.	The amounts reported for long term incentives (stock options and restricted stock units) represent the in-the-money value of stock options and the value of restricted stock units that vest as a result of a termination of employment. The in-the-money value of stock options and the value of restricted stock units is calculated based on the closing stock price on December 26, 2008 ($42.28), the last trading day of the fiscal year. No amount is reported for options or units that were vested prior to December 31, 2008.

DIRECTOR COMPENSATION

During 2008, each director who was not a Company employee was compensated for services as a director by an annual retainer of $50,000 and a meeting fee of $2,000 for each regular Board and Committee meeting attended and $1,000 for each telephonic meeting. The Lead Director and the Chairmen of the Compensation Committee and Corporate Governance and Nominating Committee were compensated for such services by an annual retainer of $10,000. The Chairman of the Audit Committee was compensated for such service by an annual retainer of $20,000 and each other member of the Audit Committee received an annual retainer of $5,000. Company employees serving on the board do not receive any compensation for services as a director. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s business travel accident and directors’ and officers’ indemnity insurance policies. Directors are permitted to defer receipt of their fees through a non-qualified deferred compensation plan. In 2008, only Dr. Wilson deferred fees into the plan. Director compensation is summarized in the following table:

Retainers
Annual	Audit Committee Chairman	Compensation Committee Chairman	Corporate Governance and Nominating Committee Chairman	Audit Committee Member	Lead Director
$50,000	$20,000	$10,000	$10,000	$5,000	$10,000

Meeting Fees/ Expenses	$2,000 per regular meeting; $1,000 per telephonic meeting; expenses for travel and director education are reimbursed.

Annual Equity Grants	Annual grant with a present value of $175,000 on the date of each Annual Meeting of Shareholders (vesting in one year). The award is split in value between options (valued according to Black-Scholes) and restricted stock units (valued at fair market value) on the date of the Annual Meeting. Options will have an exercise price equal to the fair market value of common stock on the grant date. The number of shares is rounded up to the nearest whole 100 shares.

For 2008, directors elected at the 2008 Annual Meeting of Shareholders or continuing to serve following the 2008 Annual Meeting received approximately $182,000 of Medco equity. Sixty-five percent of the value was delivered in the form of stock options and 35% in restricted stock units (7,900 nonqualified stock options and 1,400 restricted stock units). Grants were made on May 22, 2008, the date of the Annual Meeting of Shareholders. The exercise price of the options was set at the closing price of the Company’s Common Stock on the grant date as quoted on the NYSE. Directors joining the Board after that date received a pro-rated grant. Options and restricted stock units granted in 2008 vest one year after they are granted. Restricted stock units are automatically deferred and cannot be converted into Common Stock while the director serves on the Board. Retainers, meeting fees and the value of equity grants will remain the same for 2009.

Like our executive officers, directors are subject to stock ownership requirements. Directors are required to acquire 10,000 shares of Medco common stock within five years of joining the Board. Prior to satisfying the holding requirements, directors are also required to defer vested restricted stock units until their service ends. These vested units are counted toward the ownership target and, in the past, have been sufficient to satisfy the ownership target. The obligation to hold Medco common stock applies during their term as a director and for three months after their term ends. As of December 27, 2008, no current director had exercised stock options or received payment of deferred restricted stock units.

The following table sets out the compensation paid to or on behalf of our directors during 2008:

Director	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)(1)(3)	Option Awards ($) (c)(2)(3)	All Other Compensation ($) (d)(4)	Total ($) (e)
Howard W. Barker, Jr.	$113,000	$77,142	$105,499	$58	$295,699
John L. Cassis	$109,000	$77,142	$105,499	$58	$291,699
Nancy-Ann DeParle(5)	$13,500	$2,489	$3,597	$14	$19,600
Michael Goldstein	$121,000	$77,142	$105,499	$58	$303,699
Charles M. Lillis	$78,000	$77,142	$105,499	$58	$260,699
Myrtle S. Potter	$74,000	$47,291	$74,017	$58	$195,366
William L. Roper	$74,000	$47,291	$74,017	$58	$195,366
David D. Stevens(6)	$68,000	$77,142	$105,499	$58	$250,699
Blenda J. Wilson(7)	$75,000	$77,142	$105,499	$58	$257,699

1.	The amounts in column (b) reflect the dollar amount recognized for financial statement reporting purposes for the 2008 fiscal year, in accordance with FAS 123R for awards of restricted stock units granted pursuant to the 2002 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2008. Certain assumptions used in the calculation of these amounts are set forth below and are otherwise described in Note 10, “Stock-Based Compensation,” to the Company’s audited financial statements for the fiscal year ended December 27, 2008 and included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2009.
2.	The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the 2008 fiscal year in accordance with FAS 123R for options granted pursuant to the 2002 Stock Incentive Plan and thus may include amounts from options granted in and prior to 2008. Certain assumptions used in the calculation of these amounts are described in Note 10, “Stock-Based Compensation,” to the Company’s audited financial statements for the fiscal year ended December 27, 2008 and included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2009. In addition, the table below sets forth weighted average Black-Scholes assumptions, as well as the specific Black-Scholes assumptions for the various grants.

Option Valuation Black-Scholes Assumptions
	Dividend Yield	Risk-Free Interest Rate	Volatility	Expected Life
2007 Weighted Average Assumptions	0	4.7%	29.0%	5.0%
5/24/2007 Grant	0	4.8%	29.0%	5.8%
2008 Weighted Average Assumptions	0	2.8%	27.0%	5.0%
5/22/2008 Grant	0	3.2%	27.0%	5.4%

3.	The following table sets out the grant date fair value of stock awards granted to directors in 2008. In addition, it also sets out the number of shares outstanding under all stock awards as of December 27, 2008.

Director	Grant Date Value of Options Granted in 2008	Options Outstanding as of 12/27/2008	Grant Date Value of RSUs Granted in 2008	Unvested RSUs Outstanding as of 12/27/08	Vested Deferred RSUs Outstanding as of 12/27/08
Howard W. Barker, Jr.	$116,288	62,100	$65,618	1,400	26,400
John L. Cassis	$116,288	62,100	$65,618	1,400	26,400
Nancy-Ann DeParle	$21,581	1,900	$14,932	400	0
Michael Goldstein	$116,288	62,100	$65,618	1,400	26,400
Charles M. Lillis	$116,288	62,100	$65,618	1,400	22,400
Myrtle S. Potter	$116,288	8,300	$65,618	1,400	200
William L. Roper	$116,288	8,300	$65,618	1,400	200
David D. Stevens	$116,288	154,100	$65,618	1,400	2,400
Blenda J. Wilson	$116,288	62,100	$65,618	1,400	26,400

4.	The amount in column (d) reflects the annual premium for business travel accident insurance for all directors.
5.	Ms. DeParle was appointed to the Board of Directors effective October 22, 2008 and resigned March 3, 2009.
6.	Mr. Stevens was employed by Accredo through August 2006 and was elected to the Board of Directors on May 24, 2006. Mr. Stevens received executive life and disability benefits under his employment agreement and those benefits continued through August 2008.
7.	Dr. Wilson elected to defer 100% of the fees reported in column (a) under the Medco Health Solutions, Inc. Deferred Compensation Plan for Directors. Her account had a negative return through December 31, 2008. Dr. Wilson’s deferred fees will be paid upon her termination from service on the Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee has the responsibility to oversee and review the preparation of the consolidated financial statements, the Company’s system of internal controls and the qualifications, independence and performance of both its internal auditors and its independent registered public accounting firm. We have the sole authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board and which is posted on the Company’s Investor Relations website at www.medcohealth.com/investor under “Corporate Governance.” The Board has determined that each member of the Audit Committee is independent under the standards of independence established under our corporate governance policies and the NYSE listing requirements and are also independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent registered public accounting firm performs an audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issues a report thereon. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States, or on the effectiveness of the system of internal control.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements and its internal control over financial reporting as of and for the fiscal year ended December 27, 2008. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), and PCAOB Auditing Standard No. 5 (An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements).

The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Rule 3526 of the Public Company Accounting Oversight Board, “Communication with Audit Committees Concerning Independence,” and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with representatives of that firm. We also reviewed, among other things, the audit, audit-related and non-audit services performed by PricewaterhouseCoopers LLP and the amount of fees paid for such services. The Audit Committee periodically received updates on the amount of fees and scope of audit-related and non-audit related services provided. All services were provided consistent with applicable rules, policies and procedures and were approved in advance of the service being rendered. The Audit Committee’s meetings include, whenever appropriate, separate executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

Based on the Audit Committee’s review and the discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited consolidated financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the fiscal year ended December 27, 2008.

Audit Committee

Howard W. Barker, Jr., CPA (Chairman)

John L. Cassis

Michael Goldstein, CPA

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, this Audit Committee Report does not constitute soliciting material and shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

RELATED PARTY TRANSACTIONS

Related Person Transaction Policy

The Board of Directors has adopted a written Related Person Transaction Policy (the “Policy”) that addresses the reporting, review and approval or ratification of transactions with related persons, and that covers (but is not limited to) those related person transactions and relationships required to be disclosed under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934. The Company recognizes that related person transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the Company’s best interests. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between related persons and the Company may be incidental to the normal course of business or provide an opportunity that it is in the best interests of the Company to pursue or that is not inconsistent with the best interests of the Company and where it is not efficient to pursue an alternative transaction. The Policy therefore is not designed to prohibit related person transactions; rather, it is to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them. The Policy supplements the provisions of the Company’s Standards of Business Conduct concerning potential conflict of interest situations.

The Policy applies to each director or executive officer of the Company; any nominee for election as a director of the Company; any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities; and any immediate family member of any of the foregoing persons (each, a “Related Person”).

Under the Policy, a charitable contribution or pledge to an organization that is considered a Related Person is considered a related person transaction, other than one made pursuant to an established policy for the Company to match contributions made by directors or executive officers. An amendment to an arrangement that is considered a related person transaction is, unless clearly incidental in nature, considered a separate related person transaction.

The Policy provides for the Corporate Governance and Nominating Committee to review all related person transactions and, wherever possible, to approve such transactions in advance of any such transaction being given effect.

In connection with approving or ratifying a related person transaction, the Corporate Governance and Nominating Committee considers, in light of the relevant facts and circumstances, whether or not the transaction is in, or not inconsistent with, the best interests of the Company, including consideration of the following factors to the extent pertinent:

•	the position within or relationship of the Related Person with the Company;

•	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;

•	the business purpose for and reasonableness of the transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;

•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•

the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The Policy provides standing pre-approval for certain types of transactions that the Corporate Governance and Nominating Committee has determined do not pose a significant risk of conflict of interest, either because a Related Person would not have a material interest in a transaction of that type or due to the nature, size and/or degree of significance to the Company.

Related Person Transactions

A sibling of Bryan D. Birch (former Group President, Employer Accounts) is an employee of Novartis AG. Pursuant to certain pharmaceutical rebate agreements, the Company obtained rebates in the amount of approximately $173 million during the 2008 fiscal year from Novartis AG for the dispensing of certain pharmaceutical products. Mr. Birch’s sibling is responsible for PBM rebate contracting at Novartis AG and may have a direct or indirect material interest in such transactions. In the opinion of management, the terms of the Company’s agreements with Novartis AG are customary, fair, reasonable and as favorable to the Company as those generally obtained from other third party pharmaceutical manufacturers. In addition, Novartis AG is a customer of the Company’s and paid the Company approximately $75 million for its services in the 2008 fiscal year. Other than as described above with respect to certain pharmaceutical rebate agreements, Mr. Birch’s sibling had no involvement in the contract for the provision of services by the Company to Novartis AG and the Company does not believe he has any direct or indirect material interest in this transaction.

The husband of Karin V. Princivalle (Senior Vice President, Human Resources) is Vice President, Compensation & Benefits at Lincoln National Corporation (“Lincoln”), which in the 2008 fiscal year entered into a contract with the Company to become a customer effective January 1, 2009. Ms. Princivalle’s husband is responsible for benefits decisions at Lincoln and may have a direct or indirect material interest in the transaction with the Company. Individuals under the supervision of Ms. Princivalle’s husband conducted the direct negotiations of the contract with the Company and Ms. Princivalle’s husband had limited involvement in these negotiations. In the opinion of management, the Company’s agreement with Lincoln is customary, fair and reasonable to the Company. No amounts were paid to or from Lincoln National Corporation in the 2008 fiscal year. Management currently anticipates that the amounts to be paid to the Company in the 2009 fiscal year will exceed $120,000.

The brother of Thomas M. Moriarty (General Counsel, Secretary and Senior Vice President, Pharmaceutical Strategies & Solutions) is an equity partner at the law firm of Locke Lord Bissell & Liddell LLP (“LLBL”), which was a pharmacy benefits customer of the Company during the 2008 fiscal year. In addition, in the 2008 fiscal year, the Company retained Locke Lord Strategies LP (“Strategies”), a government and public affairs group and an affiliate of LLBL, to provide consulting services to the Company. Mr. Moriarty’s brother, in addition to his role at LLBL, also from time to time works with Strategies, although he does not have substantial involvement in the matters for which the Company engaged Strategies. LLBL benefits from the revenues of Strategies. In the opinion of management, the Company’s agreement with Strategies is customary, fair and reasonable to the Company. The Company paid approximately $141,000 for the services of Strategies in the 2008 fiscal year.

OTHER MATTERS

Equity Compensation Plan Information

	Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2002 Stock Incentive Plan	29,533,556		$24.38(1)	30,218,790
	2007 Employee Stock Purchase Plan	86,244			6,020,002

Equity compensation plans not approved by security holders	Accredo Health, Incorporated 2002 Long Term- Incentive Plan	3,194,456	(2)	$26.26	940,344

	Total	32,814,256			37,179,136

(1)	Restricted stock units, totaling 5,848,988 at December 27, 2008, which were issued under the 2002 Stock Incentive Plan, are not included in the weighted average computation.
(2)	In connection with the merger of Accredo into a subsidiary of the Company on August 18, 2005, the Company assumed options with respect to 1,590,178 shares (after giving effect to the exchange ratio provided in the merger agreement) under two plans maintained by Accredo (the 1999 Stock Option Plan and the 1996 Stock Option Plan) having a weighted average exercise price of $11.60. No further awards will be made from those plans. Statistics regarding the assumed options are not included in the above table. The Company assumed the Accredo Health, Incorporated 2002 Long-Term Incentive Plan and the options that had been granted under that plan as of August 18, 2005. Statistics regarding awards made under the Accredo Plan are included in the table. Details about the Accredo Plan are set forth in the narrative that follows the table.

The Accredo Health, Incorporated 2002 Long-Term Incentive Plan (the “Accredo Plan”) was assumed by the Company in connection with the merger of Accredo into a subsidiary of the Company. The Accredo Plan was approved by the public shareholders of Accredo prior to the merger. At the time of the merger, the Accredo Plan had 3,877,052 shares remaining available for grant. Grants are limited to Accredo employees. As of February 19, 2009, 1,248,726 shares remained available for grant under the Accredo Plan.

Under the terms of the Accredo Plan, grants of stock options and restricted stock units are made to Accredo employees in accordance with the regular granting practices of the Company as more fully described in the Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement. Stock options are required to have an exercise price of at least fair market value on the grant date. No more than 10 percent of the shares available for issuance under the Accredo Plan are eligible to be granted in the form of restricted stock, restricted stock units or other “full value” awards.

Section 16 (a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers and persons who hold more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon a review of (i) the copies of Section 16(a) reports that Medco has received from such persons or entities for transactions in its Common Stock and their Common Stock holdings for the fiscal year ended December 27, 2008 and (ii) the representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the fiscal year ended December 27, 2008, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than ten percent of its Common Stock.

Form 10-K

The Company filed its Annual Report on Form 10-K for the 2008 fiscal year with the SEC on February 24, 2009. A copy of the Company’s Form 10-K (without exhibits or documents incorporated by reference) is being delivered or made available via the Internet concurrently with this Proxy Statement to all shareholders.

By Order of the Board of Directors,

Thomas M. Moriarty

General Counsel, Secretary and

Senior Vice President,

Pharmaceutical Strategies and Solutions

Dated: April 7, 2009

Annex 1

MEDCO HEALTH SOLUTIONS, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

Adopted March 13, 2009

1. PURPOSE.

The principal purposes of the Medco Health Solutions, Inc. Executive Annual Incentive Plan (the “Plan”) are to provide cash incentives and rewards to executive officers of Medco Health Solutions, Inc. (“Medco”) for contributing to the success and growth of Medco and to assist Medco in attracting, motivating and retaining these key employees by providing competitive compensation opportunities.

2. ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Compensation Committee of the Board of Directors of Medco (the “Committee”). The Committee shall consist of two or more members of the Board who qualify as outside directors for purposes of section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder (“Section 162(m)”).

The Committee shall have all powers vested in it by the terms of this Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted awards under the Plan, to determine the performance periods and time when awards will be granted, to determine whether performance objectives and conditions for earning awards have been met, to determine whether awards will be paid following the end of the award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated.

For each performance period (which may be one or more fiscal years), the Committee shall establish in writing (on or before the latest date permitted under Section 162(m)) one or more performance goals to be attained, which performance goals may be stated as alternative performance goals. Performance goals may be based on any one or more of the following business criteria as the Committee, in its sole discretion, may select: earnings per share; net-new sales; new named sales; client retention; client satisfaction; employee satisfaction; member satisfaction; revenue performance; corporate earnings performance; return on assets; return on equity; return on invested capital; cash flow; cash balances; market value added; economic value added; earnings before interest, taxes, depreciation and amortization; mail and total prescription volumes; mail penetration rate; cost and expense controls; drug trend management; clinical program effectiveness; generic dispensing rates; specialty segment performance; covered lives; and growth in new markets, products and/or services.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including Medco, its shareholders and any person receiving an award under the Plan.

3. ELIGIBILITY.

Executive officers of Medco are eligible to be granted awards under the Plan.

4. AWARDS.

(a) Setting Awards. For each performance period, the Committee shall establish maximum incentive awards for particular levels of performance by Medco’s executive officers. Subject to these maximums, target incentive awards may also be established. The pre-established maximum awards shall apply to all individuals who either are executive officers at the beginning of the performance period or become executive officers during the performance period.

(b) Payment of Awards. Awards will be payable for a performance period upon certification by the Committee that Medco achieved the performance target(s) that the Committee had previously established for the year. No payment will be made if the minimum performance target(s) is not met. The Committee may, in its discretion, permit executives to defer the payment of awards in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

(c) Negative Discretion. Notwithstanding the attainment by Medco of one or more specified performance targets, the Committee has the discretion, by participant, to pay less than the maximum incentive award that relates to that level of performance.

(d) Maximum Possible Award. No participant may receive more than $8,000,000 for all performance periods ending during a fiscal year.

5. MISCELLANEOUS PROVISIONS.

(a) Guidelines. The Committee may adopt from time to time written policies for its implementation of the Plan.

(b) Withholding Taxes. Medco shall have the right to deduct from all Plan awards any federal, state, local or foreign taxes required by law to be withheld with respect to such awards.

(c) No Implied Rights. Except as set forth herein, no employee or other person shall have any claim or right to be granted an award under the Plan. No employee shall be entitled to payment of an award under this Plan unless they are employed by Medco on the payment date. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of Medco or any of its subsidiaries, divisions or affiliates.

(d) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by Medco and not charged to any award or to any employee receiving an award.

(e) Funding of Plan. Medco shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

6. EFFECTIVE DATE, AMENDMENTS AND TERMINATION.

(a) Effective Date. The Plan shall become effective upon its approval by Medco’s shareholders.

(b) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan.

In addition, unless the shareholders of Medco shall have first approved, no amendment of the Plan shall be effective which would: (i) modify the eligibility requirements for participation in the Plan, (ii) increase the maximum possible award that may be paid to a participant under the Plan, or (iii) change the business criteria that may be used for performance goals.

(c) Termination. No awards shall be made under the Plan after March 31, 2014. Determination of the actual amount to be paid and payment may occur later.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

MEDCO HEALTH SOLUTIONS, INC.	VOTE BY INTERNET - www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
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Mark, sign, and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Medco Health Solutions, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MEDCO HEALTH SOLUTIONS, INC.

The Board of Directors recommends a vote FOR each of these nominees:				The Board of Directors recommends a vote FOR proposals 2 and 3:
Proposal 1	For	Against	Abstain	Proposal 2	For	Against	Abstain
Election of Directors				Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the 2009 fiscal year
1a. Charles M. Lillis	☐	☐	☐		☐	☐	☐
1b. William L. Roper	☐	☐	☐	Proposal 3 Approval of Executive Annual Incentive Plan	☐	☐	☐
1c. David D. Stevens	☐	☐	☐

Unless voting by telephone or the Internet, please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

For address changes and/or comments, please check this box and write them on the back where indicated:		☐

Please indicate if you plan to attend the annual meeting:	☐	☐
	Yes	No

(NOTE: Please sign exactly as your name or names appear(s) on this Proxy Card. When signing as attorney, executor, officer, administrator, trustee, custodian or guardian, please indicate full title. If there is more than one named shareholder, all should sign unless evidence or authority to sign on behalf of others is attached.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners, if applicable)	Date

ADMISSION TICKET
Annual Meeting of Shareholders Thursday, May 21, 2009, 9:00 a.m. EDT Hilton Woodcliff Lake 200 Tice Boulevard Woodcliff Lake, New Jersey 07677

HILTON WOODCLIFF LAKE is reached via the Garden State Parkway, Exit 171 from the northbound lanes. From Exit ramp, turn left onto Glen Road. Turn right onto Chestnut Ridge Road and travel  1/2 mile. Take 2nd left onto Tice Blvd. The hotel is 500 yards on your left. Use The Amphitheater Entrance.

FROM NEW JERSEY & SOUTH: Take Garden State Parkway North to Exit 171 and follow directions above.

FROM NEW JERSEY & NORTH, ROUTE 287: Take Route 287 North to Route 17 South (Mahwah). Follow Route 17 South to Woodcliff Lake - Saddle River exit (approx. 6 miles) onto East Allendale Avenue and follow to the end. Turn left onto Chestnut Ridge Road and follow to light at Tice’s Corner. Turn left and go to end. Turn left onto Tice Blvd. The hotel is 200 yards on left.

FROM NEWARK AIRPORT: Take Route 78 West to Garden State Parkway North. Follow directions for leaving Parkway at Exit 171.

FROM NEW YORK CITY: Take George Washington Bridge to New Jersey. Follow Route 80 to Saddle Brook Exit and onto Garden State Parkway North. Follow directions for leaving Parkway at Exit 171.

FROM LA GUARDIA AIRPORT: Take Grand Central Parkway to Tri-Borough Bridge to Major Deegan Expressway to Interstate 95 West and over George Washington Bridge. Follow directions from New York City.

FROM KENNEDY AIRPORT: Leave airport via Van Wyck Expressway to Grand Central Parkway. Follow directions from LaGuardia Airport.

FROM UPSTATE NEW YORK: Leave New York State Thruway at Exit 14A onto Garden State Pkwy Extension. Take first Exit - School House Road. From Exit ramp turn left onto School House Road, turn right at light onto Summit Avenue. Turn left onto Chestnut Ridge Road. Travel 1 1/2 miles and take right onto Tice Blvd. The hotel is 500 yards on left.

FROM NEW ENGLAND AND WESTCHESTER AREA: Via Connecticut Turnpike (I-95) or Westchester Expressway (I-287), cross the Hudson River via the Tappan Zee Bridge. Proceed along N.Y. State Thruway to Exit 14A. Follow directions from Upstate New York.

This ticket, along with a form of personal identification, will admit the named Shareholder(s).

Cameras, tape recorders and other video recording equipment are not permitted in the meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www. proxyvote.com.

This Proxy is Solicited on Behalf of the Board of Directors of Medco Health Solutions, Inc.

    The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held May 21, 2009 and the Proxy Statement and appoints David B. Snow, Jr., and Thomas M. Moriarty, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Medco Health Solutions, Inc. (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at the Hilton Woodcliff Lake, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677 on Thursday, May 21, 2009 at 9:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The Proxies are authorized in their discretion to vote upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this Proxy will be voted in accordance with the recommendations of the Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued on the reverse side.